UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Zogenix, Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

5959 Horton Street, Suite 500
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT
Dear Stockholder:
You are cordially invited to attend the 2020 annual meeting of stockholders (“annual meeting”) of Zogenix, Inc., a Delaware corporation. The annual meeting will be held on Friday, May 29, 2020 at 9:00 a.m., Pacific Time, via a completely virtual format through a live audio-only webcast hosted online at www.virtualshareholdermeeting.com/ZGNX2020. The annual meeting will be held exclusively online and you will not be able to attend the annual meeting physically. You will be able to vote your shares electronically and submit questions during the meeting by logging into the website listed above using the control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied our proxy materials. Online check-in will begin at 8:45 a.m. Pacific Time and should allow ample time for the check-in procedures.
The annual meeting of stockholders of Zogenix, Inc. is being convened for the following purposes:
1.To elect three directors for a three-year term to expire at the 2023 annual meeting of stockholders;
2.To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;
4.To consider and vote upon the approval of an amendment and restatement of our 2010 Employee Stock Purchase Plan; and
5.To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.
Our board of directors has fixed the close of business on April 9, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. For our annual meeting, we have elected to use the internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, the matters to be acted upon at the meeting and our board of directors’ recommendation with regard to each matter, and how to vote your shares via the internet or by telephone. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.
Whether or not you expect to attend the virtual annual meeting, please vote via the internet or by telephone as instructed in these materials, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,
/s/ Stephen J. Farr, Ph.D.

Stephen J. Farr, Ph.D.
Chief Executive Officer and Director
Emeryville, California
April 17, 2020

Your vote is important. Please vote your shares whether or not you plan to attend the virtual annual meeting.

5959 Horton Street, Suite 500, Emeryville, CA 94608
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 29, 2020
The board of directors of Zogenix, Inc. is soliciting your proxy for use at the annual meeting of stockholders to be held on Friday, May 29, 2020 at 9:00 a.m., Pacific Time, via a completely virtual format through a live audio-only webcast hosted online at www.virtualshareholdermeeting.com/ZGNX2020.
In accordance with SEC rules, we are making our proxy materials available at www.proxyvote.com with an option to request a printed set be mailed to you. We expect to begin mailing a Notice of Internet Availability of Proxy Materials on or about April 17, 2020 to all stockholders of record entitled to vote at the annual meeting. The notice contains instructions for viewing the proxy materials and voting online and requesting a printed set of proxy materials.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 29, 2020: This proxy statement and our annual report are available electronically at www.proxyvote.com.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What am I voting on?
There are four proposals scheduled for a vote:
Proposal 1: To elect three (3) directors:
•Louis C. Bock; and
•Cam L. Garner
•Mark Wiggins
Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.
Proposal 3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).
Proposal 4: Approval of an amendment and restatement to our Employee Stock Purchase Plan.
Who can vote at the meeting?
Only stockholders who owned our common stock on April 9, 2020 are entitled to vote at the annual meeting. On this record date, there were 55,340,691 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.
How many votes do I have?
Each share of our common stock that you own as of April 9, 2020 entitles you to one vote.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, and in order to expedite our stockholders’ receipt of proxy materials, lower our costs and reduce the environmental impact of the annual meeting, we are making our proxy materials available to stockholders primarily over the internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders instead of a paper copy of the full set of proxy materials. As explained in the Notice, you can view our proxy materials and vote online by visiting www.proxyvote.com and having available the 16-digit control number contained in your Notice. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions provided in the Notice. Should you request it, a printed set of proxy materials will be provided free of charge. Requests for a printed set of proxy materials should be made before May 15, 2020 to facilitate timely delivery.
Why is Zogenix hosting the annual meeting in a virtual meeting format only?
In light of public health concerns, this year’s annual meeting will be held in a virtual meeting format only, via a live audio-

only webcast. There is no physical location for the annual meeting. The virtual annual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.
How do I attend the Virtual Annual Meeting?
Stockholders of record as of April 9, 2020 will be able to attend and participate in the annual meeting online by accessing www.virtualshareholdermeeting.com/ZGNX2020. To join the annual meeting, you will need to have your 16-digit control number which is included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you subsequently decide not to attend the annual meeting.
Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 9:00 a.m. Pacific Time on May 29, 2020. We encourage our stockholders to access the meeting website prior to the start time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system.
Log in Procedures. To attend the virtual annual meeting, visit www.virtualshareholdermeeting.com/ZGNX2020 to log in. Stockholders will need their unique 16-digit control number which appears on your Notice (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other agent as soon as possible and no later than May 3, 2020, so that you can be provided with a control number and gain access to the meeting.
Submitting Questions at the Virtual Annual Meeting. Stockholders may submit questions during the annual meeting after logging into www.virtualshareholdermeeting.com/ZGNX2020. Stockholders will need their 16-digit control number which appears on their Notice and proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.
As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the annual meeting’s rules of conduct that are pertinent to Zogenix and the meeting matters, as time permits. Answers to any such questions that are not addressed during the meeting will be published following the meeting under the “IR Events” heading of the “Investors” section of our website at www.zogenix.com. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.
Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual annual meeting, we will have technicians ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting website log-in page.
How do I vote by proxy?
With respect to the election of directors, shareholders may (a) vote “For” each of the nominees; (b) vote “Against” each of the nominees; or (c) abstain from voting on the election of one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the approval of the amendment and restatement to our Employee Stock Purchase Plan, you may vote “For” or “Against” or abstain from voting.
The manner in which your shares may be voted depends on how your shares are held.
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record (i.e. you hold shares directly in your name), there are several ways for you to vote your shares. Whether or not you expect to attend the virtual annual meeting, we urge you to vote by proxy to ensure that your vote is counted.
Vote by Internet:
–Before the Annual Meeting. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice, proxy card or voting instructions form that is sent to you. Votes submitted through the internet must be received by 11:59 p.m., Eastern Time, on May 28, 2020.
–During the Virtual Annual Meeting. You may still attend the virtual annual meeting and vote during the meeting even if you have already voted by proxy. To vote during the meeting, visit www.virtualshareholdermeeting.com/ZGNX2020 on the day of the meeting; you will need the 16-digit control number provided on your Notice or proxy card (if applicable).
Vote By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice, proxy card or voting instructions form that was sent to you. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 28, 2020.
Vote by Mail: If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. You should mail the proxy card in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card if you are voting via the internet or by telephone. If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.
Beneficial Owners: Shares Registered in the name of a Broker or Banks
If on April 9, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, agent or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization rather than from Zogenix. Simply follow the voting instructions in the Notice to ensure that your vote is counted. You are also invited to virtually attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares via the internet during the annual meeting unless you request and obtain a valid proxy from your broker or other agent.
May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:
•you may send in another signed proxy with a later date,
•you may notify our corporate secretary, Michael P. Smith, in writing before the annual meeting that you have revoked your proxy, or
•you may notify our corporate secretary in writing before the annual meeting and vote during the virtual annual meeting.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 9, 2020, or approximately 27,670,346 shares, constitutes a quorum at the meeting, permitting us to conduct our business. Holders will be deemed present “in person” at the annual meeting by visiting www.virtualshareholdermeeting.com/ZGNX2020 on the day of the annual meeting and properly registering their attendance by using the 16-digit control number provided on the Notice or your proxy card (if applicable).
What vote is required to approve each proposal?
Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.
Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval of the compensation of the named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Proposal 4: Approval of an Amendment and Restatement to the Company’s Employee Stock Purchase Plan. The approval of the amendment and restatement of the Employee Stock Purchase Plan must receive “For” votes, either in person or by proxy, from holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Voting results will be tabulated and certified by Broadridge Financial Solutions, Inc. (“Broadridge”), an independent agent retained by our board of directors to tabulate stockholder votes.
What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm, whether our stockholders have approved the compensation of the named executive officers, and the amendment and restatement of our Employee Stock Purchase Plan. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.
Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the advisory vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP and the amendment and restatement of our Employee Stock Purchase Plan are considered routine matters on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of these proposals.
Who is paying the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.
How do I obtain an Annual Report on Form 10-K?
If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020, we will send you one without charge. Please write to:
Zogenix, Inc.
5959 Horton Street, Suite 500
Emeryville, California 94608
Attn: Corporate Secretary
All of our SEC filings are also available free of charge in the investor relations section of our website at www.zogenix.com.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:
ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of our Class I directors, Louis C. Bock, Cam L. Garner and Mark Wiggins will expire at the 2020 annual meeting.
The nominees for Class I director for election at the 2020 annual meeting are Louis C. Bock, Cam L. Garner and Mark Wiggins. If Messrs. Bock, Garner or Wiggins is elected at the 2020 annual meeting, such individual will be elected to serve for a term of three years that will expire at our 2023 annual meeting of stockholders and until such individual’s successor is elected and qualified.
If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Messrs. Bock, Garner and Wiggins are currently members of our board of directors.
All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.
Information Regarding Directors
The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:
Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2023 Annual Meeting of Stockholders (Class I)

Name	Age	Position(s)
Louis C. Bock	55	Director, Chairman of Nominating/Corporate Governance Committee
Cam L. Garner	71	Chairman of the Board of Directors
Mark Wiggins	64	Director, Chairman of Compensation Committee
Louis C. Bock has served as a member of our board of directors since August 2006. Since August 2014, Mr. Bock has served as a Venture Partner at Santé Ventures, a venture capital firm. From September 1997 to July 2014, he was Managing Director of Scale Venture Partners, a venture capital firm. Previously, Mr. Bock held various positions in research, project management, business development and sales at Gilead Sciences, Inc., from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. From May 2005 to July 2018, Mr. Bock served as a director of Orexigen Therapeutics, Inc., and from September 2013 to April 2016, he served as a director of Heat Biologics, Inc., both biotechnology companies. In addition, Mr. Bock is responsible for Scale Venture Partners’ prior investments in Seattle Genetics, Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and his M.B.A. from California State University, San Francisco. Mr. Bock’s extensive clinical and leadership experience in the biotechnology and biopharmaceutical industries, including experience in research, project management, business development and sales, and his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies Cadence Pharmaceuticals, Inc. (acquired by Mallinckrodt plc in March 2014), Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics in March 2013), Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc. (sold to Sunovion Pharmaceuticals Inc. in 2012), DJ Pharma (sold to Biovail Corporation in 2000), Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in 2005), Neurelis, Inc., Meritage Pharma, Inc. (sold to Shire plc in February 2015), and most recently, Kalyra Pharmaceuticals, Inc., OrPro Therapeutics, Inc., Alastin SkinCare and Zavante, Inc. He previously served as chairman of Cadence from May 2004 until March 2014, and served as chairman of Verus, Elevation and

Meritage until their acquisition and Evoke since January 2007. Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000, when it was sold to Elan. In addition to Zogenix, Mr. Garner currently serves as Chairman of Evoke Pharma, a publicly-traded company, Kalyra Pharamaceuticals, OrPro, Alastin and Zavante, and serves on the Board of Directors of Aegis and Neurelis. Mr. Garner is also Chairman-elect and serves on the Executive Committee of UCSD Moores Cancer Center, San Diego. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our chairman since August 2006, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Mark Wiggins has served as a member of our board of directors since May 2011. Until 2015 Mr. Wiggins was Senior Vice President of Business Development with Elcelyx Therapeutics, Inc., a biotechnology company. Previously, he served as Chief Business Officer with Mpex Pharmaceuticals, a biopharmaceutical company, until its acquisition by Axcan Pharma, Inc. in 2011. From May 1998 to February 2009, Mr. Wiggins was employed at Biogen Idec, Inc., and its predecessor Idec Pharmaceuticals Corp., biotechnology companies, where he most recently served as Executive Vice President of Business Development. At Idec Pharmaceuticals, Mr. Wiggins was a member of the management committee for the collaboration with Genentech Inc. on Rituxan®. Prior to Biogen Idec, Mr. Wiggins spent fifteen years in a number of positions of increasing responsibility in marketing, marketing research and business development at Hybridon, Inc., Schering-Plough Corporation (now Merck), Johnson & Johnson and Pfizer, Inc. Mr. Wiggins’ business development transaction experience includes closing over 20 licensing deals and several global corporate partnerships and company acquisitions. Mr. Wiggins earned his B.S. degree in Finance from Syracuse University and his M.B.A. from the University of Arizona. Mr. Wiggins’ expertise in business development activities and the marketing of pharmaceutical products, as well as his extensive management experience within the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Members of the Board of Directors Continuing in Office
Term Expiring at the
2021 Annual Meeting of Stockholders (Class II)

Name	Age	Position(s)
James B. Breitmeyer, M.D., Ph.D.	66	Director
Stephen J. Farr, Ph.D.	61	Chief Executive Officer, President and Director
James B. Breitmeyer, M.D., Ph.D. has served as a member of our board of directors since March 2014. Since August 2015, Dr. Breitmeyer has served as President, CEO and Director of Oncternal Therapeutics, Inc. a clinical-stage oncology biotechnology company. Previously, he served as President of Bavarian Nordic, Inc. and Executive Vice President of Bavarian A/S, a multinational corporation headquartered in Denmark, from February 2013 to July 2015. He previously served as the acting Chief Medical Officer of our company from August 2012 to February 2013 in an advisory capacity, the Executive Vice President of Development and Chief Medical Officer of Cadence Pharmaceuticals Inc., from August 2006 to August 2012, and the Chief Medical Officer of Applied Molecular Evolution Inc., a wholly-owned subsidiary of Eli Lilly and Co. from December 2001 to August 2006. Dr. Breitmeyer has also served as President and Chief Executive Officer of the Harvard Clinical Research Institute and held a variety of positions at Serono Laboratories Inc. Dr. Breitmeyer served as a founding collaborator and scientific advisor to Immunogen Inc., and held clinical and teaching positions at the Dana Farber Cancer Institute and Harvard Medical School. Dr. Breitmeyer earned his B.A. in Chemistry from the University of California, Santa Cruz and his M.D. and Ph.D. from Washington University School of Medicine and is Board Certified in Internal Medicine and Oncology. Dr. Breitmeyer’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, and significant expertise in the medical field, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. Dr. Farr has served as our Chief Executive Officer since April 2015 and served as our Chief Operating Officer from our inception to March 2013. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer with responsibility for research and development as well as business development. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the area of biopharmaceutics. Dr. Farr currently serves on the board of directors of SteadyMed Therapeutics, Inc., a publicly-traded company, as well as Oscillari, LLC and Flow Pharma, Inc. Dr. Farr is an adjunct Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. degree in Pharmaceutics from the University of Wales. As one of our co-founders and having served as our President since May 2006, Dr. Farr’s extensive knowledge of our business, history and culture, as well as his significant experience in research and development and thorough knowledge of the pharmaceutical product development process, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term Expiring at the
2022 Annual Meeting of Stockholders (Class III)

Name	Age	Position(s)
Erle T. Mast	57	Director, Chairman of Audit Committee
Renee P. Tannenbaum, Pharm.D.	68	Director
Erle T. Mast has served as a member of our board of directors since May 2008. Mr. Mast was a co-founder of and served as Executive Vice President, Chief Financial Officer with Clovis Oncology, Inc., a biotechnology company, from May 2009 through March 2016. From July 2002 to May 2008, Mr. Mast served as Executive Vice President and Chief Financial Officer of Pharmion Corporation, until its acquisition by Celgene Corporation. From 2000 to 2002, after Elan Pharma International Ltd. acquired Dura Pharmaceuticals, Inc., Mr. Mast served as Chief Financial Officer for the Global Biopharmaceuticals business unit of Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. From 1984 to 1997, Mr. Mast held positions of increasing responsibility at Deloitte & Touche, LLP, serving most recently as partner, where he provided accounting, auditing and business consulting services to companies in various industries, including the healthcare, pharmaceutical, biotech and manufacturing industries. Mr. Mast served as a director for Sienna Biopharmaceuticals, Inc. from 2017 to 2018, for Somaxon Pharmaceuticals, Inc. from 2008 to 2013 and for Receptos Inc. from 2013 to 2015, each publicly traded biotechnology companies. As previously disclosed in September 2018, the SEC entered into a settlement with Clovis and certain of its executive officers, including Mr. Mast, relating to an SEC investigation into whether Clovis had violated federal securities laws in connection with Clovis’ disclosure in November 2015 that the FDA had requested additional clinical data on the efficacy and safety of a product under development by Clovis. Pursuant to the settlement, without admitting or denying the SEC’s allegations, Mr. Mast paid a civil penalty and disgorgement and agreed to a standard injunction against future violations of those provisions of the federal securities laws. The settlement agreement did not allege that Clovis or any of its current or former officers, including Mr. Mast, engaged in any intentional fraud or misconduct and it does not preclude Mr. Mast from continuing to serve as a director or officer of a public company. Mr. Mast received his degree in Business Administration from California State University, Bakersfield. Mr. Mast’s experience as a chief financial officer of various companies in the healthcare industry and in providing accounting, auditing and consulting services while at Deloitte & Touche, LLP, as well as his expertise in management, accounting, treasury, and finance functions, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Renee P. Tannenbaum, Pharm.D. has served as a member of our board of directors since February 2015. Dr. Tannenbaum currently serves as Vice President of Global Alliances at Halozyme, Inc., where she is responsible for leading the team that executes the company’s alliances through partnerships and collaborations. Dr. Tannenbaum was previously Head of Global Customer Excellence at AbbVie from October 2012 to January 2016, where she was responsible for building commercial capabilities for the organization. Previously, Dr. Tannenbaum served as President of Myrtle Potter & Company, LLC, a global life sciences consulting and advisory firm from April 2011 to October 2012 and Executive Vice President and Chief Commercial Officer at Elan Pharmaceuticals, Inc., from May 2009 to January 2011, where she was responsible for revenue generation for Elan’s marketed products, preparing for the commercialization of the company’s pipeline, including its Alzheimer’s portfolio, and strengthening the company’s overall commercial capabilities. Prior to her role at Elan, Dr. Tannenbaum was at Novartis Pharma AG for three years, where she led the Global Commercial Operations organization. Prior to that, Dr. Tannenbaum spent nine years at Bristol Myers Squibb and 16 years at Merck and Company, Inc. where she held a variety of leadership positions in operations and general management. Dr. Tannenbaum served as a director to Nordic Nanovector ASA, a publicly-traded company in Norway, and Cipher Pharmaceuticals, Inc. a Canadian publicly-traded company, from April to August 2016, Sharps Compliance Inc. from November 2012 to November 2014 and Immune Pharmaceuticals, Inc., a publicly-traded company, from August 2011 to October 2012. Dr. Tannenbaum retains a faculty position at the University of the Sciences’ Mayes College of Healthcare Business and Policy and serves as the Dean’s Professor. Dr. Tannenbaum received her Doctor of Pharmacy degree from the Philadelphia College of Pharmacy and Sciences, her MBA from Temple University, and her Bachelor of Science degree in Pharmacy from the University of Connecticut. Dr. Tannenbaum’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that she should serve as a director of our company.
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of our current directors, other than Stephen J. Farr, Ph.D., our Chief Executive Officer and President, qualifies as an “independent” director within the meaning of the Nasdaq rules. Accordingly, a majority of our directors are independent, as required under Nasdaq rules.
Board Leadership Structure
Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.
The Board’s Role in Risk Oversight
Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.
Board of Directors Meetings
During 2019, our board of directors met six times, including telephonic meetings, and in that year, all incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees on which they served, during the periods in which they served.
Committees of the Board of Directors
We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.zogenix.com.
Audit Committee
The audit committee of our board of directors currently consists of Messrs. Mast (chairman and audit committee financial expert), Bock and Wiggins. The audit committee met five times during 2019, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Exchange Act. In addition, our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:
•selecting and engaging our independent registered public accounting firm;
•evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;
•discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;
•preparing the report that the SEC requires in our annual proxy statement;
•reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and
•reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.
Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.
Compensation Committee
The compensation committee of our board of directors currently consists of Mr. Wiggins (chairman), Drs. Breitmeyer and Tannenbaum. During 2019, Mr. Garner (former chairman and committee member) served on the compensation committee until Dr. Tannenbaum was appointed by our board of directors in September 2019 to be his successor. The compensation committee met three times during 2019, including telephonic meetings. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:
•reviewing our compensation philosophy, including our policies and strategy relative to executive compensation;
•reviewing and recommending to the full board for approval the compensation of our Chief Executive Officer;
•reviewing and approving the compensation of our other executive officers, including executive employment and severance agreements;
•reviewing and recommending to the full board for approval the compensation policies for members of our board of directors and board committees;
•reviewing, approving and administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans (other than any such awards that must be approved by the full board);
•reviewing and discussing with management our compensation discussion and analysis to be included in our annual proxy report or annual report on Form 10-K and producing the report that the SEC requires in our annual proxy statement; and
•reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.
Nominating/Corporate Governance Committee
The nominating/corporate governance committee of our board of directors currently consists of Messrs. Bock (chairman), Garner and Mast. During 2019, Dr. Tannenbaum served on the nominating/corporate governance committee until Mr. Garner was appointed by our board of directors in September 2019 to be her successor. This committee met twice during 2019. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:
•evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•administering a policy for considering stockholder nominees for election to our board of directors;
•evaluating and recommending candidates for election to our board of directors;
•developing guidelines for board compensation;
•overseeing our board of directors’ performance and self-evaluation process;
•reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

•reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.
Report of the Audit Committee of the Board of Directors
The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles in the United States of America, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee by the standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the audit committee has discussed with Ernst & Young LLP their independence from Zogenix, Inc. and its management.
The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls including internal control over financial reporting and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in our annual report on Form 10-K for the year ended December 31, 2019 filed by the company with the Securities and Exchange Commission. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2020.
This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.
Respectfully submitted,
The Audit Committee of the Board of Directors
Erle T. Mast (Chairman)
Louis C. Bock
Mark Wiggins
Compensation Committee Interlocks and Insider Participation
Mr. Garner (former chairman and committee member), Mr. Wiggins (current chairman) and Drs. Breitmeyer and Tannenbaum served on the compensation committee during 2019. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Director Nomination Process
Director Qualifications
In evaluating director nominees the nominating/corporate governance committee will consider among other things the following factors:

•personal and professional integrity, ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly-held company;
•commercialization experience in large pharmaceutical companies;
•strong finance experience;
•experience relevant to our industry;
•experience as a board member of another publicly held company;
•diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and
•practical and mature business judgment.
The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.
Identification and Evaluation of Nominees for Directors
The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.
If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating/corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized the third-party search firm of Spencer Stuart to assist with the identification of qualified board of director candidates.
The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2021 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”
Director Attendance at Annual Meetings
Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All directors attended the 2019 annual meeting of stockholders held on May 22, 2019, either in person or by telephone.
Communications with our Board of Directors
Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Zogenix, Inc., Attn: Corporate Secretary, 5959 Horton Street, Suite 500, Emeryville, California 94608. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Corporate Governance
Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.zogenix.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Zogenix, Inc., Attention: Corporate Secretary, 5959 Horton Street, Suite 500, Emeryville, California 94608.
Director Compensation
We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.
Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. We also pay an additional annual retainer of $60,000 to the chairman of our board of directors (however the total cash compensation paid to the chairman of the board in all capacities cannot exceed $100,000 in any calendar year), $25,000 to the chair of our audit committee, $15,000 to the chair of our compensation committee, and $10,000 to the chair of our nominating/corporate governance committee. We also pay an additional $10,000 per year to members of the audit committee, an additional $7,500 per year to members of our compensation committee and an additional $5,000 per year to members of our nominating/corporate governance committee. There was no change to the cash compensation paid to our non-employee directors when our non-employee director compensation policy was amended and restated in March 2019.
We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.
In March 2018, after consultation with the compensation committee’s independent compensation consultant, our board of directors approved an amendment and restatement of our non-employee director compensation policy, pursuant to which any non-employee director who is first elected to the board of directors is granted an option to purchase 20,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, commencing with our 2018 annual meeting, each non-employee director is eligible to receive an option to purchase 15,000 shares of common stock. Our non-employee director compensation policy was further amended in March 2019 to provide that, on the date of each annual meeting of our stockholders, commencing with the 2019 annual meeting, each non-employee director is eligible to receive an option to purchase 13,000 shares of common stock. There have been no changes to our non-employee director compensation subsequent to our last amendment and restatement in March 2019.
The initial options granted to non-employee directors will vest over three years in 36 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director will be ten years and will remain exercisable for a period of 12 months following a director’s termination of service. These options are granted under the amended and restated 2010 Equity Incentive Award Plan. All options have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Director Compensation for 2019
The following table summarizes the compensation earned or paid to non-employee directors during 2019. Dr. Farr is not included in the following table as he served as an executive officer during 2019 and his compensation is included in the Summary Compensation Table in the “Executive Compensation and Other Information” section below. Dr. Farr does not receive any compensation for his service as a member of the board of directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Louis C. Bock	60,000	326,018	386,018
James B. Breitmeyer, M.D., Ph.D.	47,500	326,018	373,518
Cam L. Garner	100,000	326,018	426,018
Roger L. Hawley (2)	10,000	—	10,000
Erle T. Mast	70,000	326,018	396,018
Renee P. Tannenbaum, Pharm.D. (3)	46,875	326,018	372,893
Mark Wiggins (3)	59,375	326,018	385,393
————————————
(1)The amounts in this column represent the grant-date fair value of option awards made to each board member during 2019. The applicable grant-date fair value of each option award was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) using the Black-Scholes valuation model. For a discussion of the valuation assumptions used, see Note 12 to our consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2020. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Whether, and to what extent, a non-employee director realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the non-employee director’s continued service on our board.
(2)Mr. Hawley resigned from our board of directors effective as of March 31, 2019 so his annual retainer is reflective of his partial year service.
(3)The cash annual retainer fees reflect a proration due to change in committee membership during 2019.
The aggregate number of shares subject to stock options outstanding at December 31, 2019 for each non-employee director was as follows:

Name	Number of Securities Underlying Options Outstanding at December 31, 2019
Louis C. Bock	77,000
James B. Breitmeyer, M.D., Ph.D.	82,625
Cam L. Garner	68,000
Roger L. Hawley (1)	199,957
Erle T. Mast	104,717
Renee P. Tannenbaum, Pharm.D.	31,000
Mark Wiggins	96,375
————————————
(1)Mr. Hawley resigned from our board of directors effective as of March 31, 2019.
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF LOUIS C. BOCK, CAM L. GARNER AND MARK WIGGINS FOR ELECTION TO THE BOARD OF DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2020 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as Zogenix, Inc.’s independent registered public accounting firm since 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.
Independent Registered Public Accounting Firm’s Fees
The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2019 and 2018 by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2019	2018
	(in thousands)
Audit Fees (1)	$2,110	$1,418
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	4	2
Total	$2,114	$1,420
————————————
(1)Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, review of our quarterly reports on Form 10-Q, services in connection with securities offerings, review of our registration statements on Form S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2019 or 2018.
(3)Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2019 or 2018.
(4)All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.
The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2019 and 2018. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.
Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that Zogenix, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Zogenix, Inc.’s Proxy Statement for the 2020 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. At our 2017 annual meeting, the stockholders recommended that stockholders vote on the compensation of our named executive officers each year, and the board has determined that we will conduct an annual “say-on-pay” vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4:
APPROVAL OF AMENDMENT AND RESTATEMENT OF
EMPLOYEE STOCK PURCHASE PLAN
Introduction
Our stockholders are being asked to approve an amendment and restatement of our Employee Stock Purchase Plan (the “Existing ESPP”). The proposed amended and restated plan is referred to herein as the “Restated ESPP.” Our board of directors approved the Restated ESPP on April 14, 2020, subject to stockholder approval. The Restated ESPP will become effective upon stockholder approval.
The Restated ESPP is being submitted for stockholder approval in order to ensure that the Section 423 Component of the Restated ESPP (as described below) meets the requirements of Section 423 of the Internal Revenue Code (the “Code”). If the Restated ESPP is not approved by our stockholders, the Restated ESPP will not become effective, the Existing ESPP will continue in full force and effect, and we may continue to grant awards under the Existing ESPP, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.
Overview of Proposed Amendments
Increase in Share Reserve; Elimination of Evergreen Provision. We strongly believe that an employee stock purchase program is a necessary and important incentive and retention tool. The Existing ESPP was first adopted by our board of directors and approved by our stockholders in 2010 in connection with our initial public offering. As of March 31, 2020, a total of 375,000 shares of our common stock were reserved under the Existing ESPP and a total of 49,597 shares of common stock remained available under the Existing ESPP for future issuance. The Existing ESPP contained an evergreen provision that provided for an annual increase in the number of shares available for issuance under the Existing ESPP on January 1 of each year during the ten year term of the Existing ESPP, beginning on January 1, 2011, equal to the least of 1% of our outstanding capital stock on the first day of the applicable fiscal year, or 31,250 shares (or a lesser amount determined by our board of directors). The automatic increases pursuant to the evergreen provision of the Existing ESPP since 2011 and through and including January 1, 2020 were 31,250 shares each, and these increases are included in the current share reserve under the Existing ESPP set forth above.
An additional 500,000 shares will be reserved for issuance under the Restated ESPP over the current share reserve under the Existing ESPP, all of which may be issued under the Section 423 Component or the Non-Section 423 Component (each as further described below). The evergreen provision under the Existing ESPP terminated with the final increase on January 1, 2020, and the Restated ESPP will not include an evergreen provision.
All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”
Removal of Fixed Term. The Existing ESPP will expire in October 2020. The Restated ESPP will not have a fixed term and will continue until terminated by our board of directors or the share reserve thereunder is exhausted.
Addition of Non-Section 423 Component. The Restated ESPP will have two components in order to give us increased flexibility in the granting of purchase rights under the Restated ESPP to U.S. and to non-U.S. employees. Specifically, the Restated ESPP authorizes the grant of options that are intended to qualify for favorable U.S. federal tax treatment (the “Section 423 Component”) under Section 423 of the Code. To facilitate participation for employees located outside of the U.S. in light of non-U.S. law and other considerations, the Restated ESPP also provides for the grant of options that are not intended to be tax-qualified under Code Section 423 (the “Non-Section 423 Component”). The plan administrator will designate offerings made under the Non-Section 423 Component and, except as otherwise noted below or provided in the Restated ESPP, we expect that the Section 423 Component and the Non-Section 423 Component generally will be operated and administered in the same way.
The Restated ESPP is not being amended in any material respect other than to reflect the changes described above.
Determination to Approve Restated ESPP
The table below presents information about the number of shares that were subject to outstanding equity awards under our equity incentive plans and the shares remaining available for issuance under those plans, each at March 31, 2020, and the proposed increase in shares authorized for issuance under the Restated ESPP.
The Existing ESPP and our 2010 Equity Incentive Award Plan (the “2010 Plan”) are the only equity incentive plans we currently have in place pursuant to which awards may still be granted. Two of our named executive officers still hold outstanding stock options and restricted stock units granted under our 2006 Equity Incentive Plan and our Employment Inducement Equity Incentive Award Plan, but no additional awards may be granted under those plans.

	Number of Shares	As a % of Shares Outstanding (1)	Dollar Value (2)
2006 Plan
Options outstanding	5,343	*	$132,132
Weighted average exercise price of outstanding options	$33.65
Weighted average remaining term of outstanding options	0.2 years
Shares available for grant under the 2006 Plan	—	—	—
2010 Plan
Options outstanding	4,225,929	7.6%	$104,507,224
Weighted average exercise price of outstanding options	$29.10
Weighted average remaining term of outstanding options	7.4 years
Restricted stock units outstanding	564,561	1.0%	$13,961,594
Shares available for grant under the 2010 Plan	3,937,186	7.1%	$97,366,610
Inducement Plan
Options outstanding	568,175	1.0%	$14,050,968
Weighted average exercise price of outstanding options	$38.26
Weighted average remaining term of outstanding options	7.2 years
Restricted stock units outstanding	11,250	*	$278,213
Shares available for grant under the Inducement Plan	—	—	—
Employee Stock Purchase Plan
Shares available for grant under the Existing ESPP	49,597	*	$1,226,534
Proposed increase to share reserve	500,000	*	$12,365,000
————————————
*Represents less than 1% of our common stock outstanding as of March 31, 2020.
(1)Based on 55,340,691 shares of our common stock outstanding as of March 31, 2020.
(2)Based on the closing price of our common stock on March 31, 2020, of $24.73 per share.
In determining whether to approve the Restated ESPP, our board of directors considered that:
•Unless the Restated ESPP is authorized and approved by our stockholders, we will lose a powerful incentive and retention tool for employees that benefits all of our stockholders. We expect the share reserve increase under the Existing ESPP, prior to the increase included in the Restated ESPP, may be insufficient for the next scheduled offering period. The increase will enable us to continue our policy of equity ownership by employees as an incentive to contribute to our success.
•Based on the three-year historical average share usage under the Existing ESPP described below, we expect the proposed aggregate share reserve under the Restated ESPP will be sufficient for the next several years of purchases, assuming employee participation in the Restated ESPP is consistent with historical levels, and further dependent on the changes in our stock price and future hiring activity, which we cannot predict with any degree of certainty at this time. The share reserve under the Restated ESPP could last for a shorter or longer time.
•In setting the size of the share reserve under the Restated ESPP, as described above, our board of directors also considered the historical amounts of equity awards granted by our company in the past three years. In 2017, 2018 and 2019, equity awards representing a total of approximately 1,172,000 shares, 1,068,000 shares, and 1,510,000 shares, respectively, were granted under all of our equity plans, for an annual equity burn rate of 3.4%, 2.5% and 3.3%, respectively. This level of equity awards represents a 3-year average burn rate of 3.1% of common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year (including shares issued under the Existing ESPP) by the number of common shares outstanding at the end of the fiscal year. In 2017, 2018 and 2019, share purchases representing 35,934 shares, 32,679 shares, and 28,146 shares, respectively, were issued under our Existing ESPP, which issuances represent an annual burn rate of 0.1% for all three years, solely with respect to the Existing ESPP.
•In 2017, 2018 and 2019, our end of year overhang rate was 13.0%, 13.6% and 21.2%, respectively. If the Restated ESPP is approved, we expect our overhang at the end of 2020 will be approximately 16%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for future award grants at the end of the fiscal year by (2) the number of common shares outstanding at the end of the fiscal year.

•In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our board of directors has determined that the size of the share reserve under the Restated ESPP is reasonable and appropriate at this time. Our board of directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Restated ESPP.
Summary of the Restated ESPP
The principal features of the Restated ESPP are summarized below, but the summary is qualified in its entirety by reference to the Restated ESPP itself, which is attached as Appendix A to this proxy statement.
Purpose
The purpose of the Restated ESPP is to assist our eligible employees in acquiring a stock ownership interest in our company and to help our eligible employees provide for their future security and to encourage them to remain in our employment.
Securities Subject to the Restated ESPP
A total of 875,000 shares of our common stock are authorized for issuance under the Restated ESPP (after taking into account the increase of 500,000 shares added to the existing share reserve under the Existing ESPP in connection with this amendment and restatement). All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”
Administration
Our board of directors administers the Restated ESPP and has the final power to construe and interpret both the Restated ESPP and the rights granted under it. Our board of directors has delegated administration of the Restated ESPP to our compensation committee. Our board of directors or compensation committee (the “plan administrator”) has the power, subject to the provisions of the Restated ESPP, to determine when and how rights to purchase shares of common stock will be granted and the provisions of each offering of such rights. For purposes of the Restated ESPP, the plan administrator may designate separate offerings under the Restated ESPP, the terms of which need not be identical, in which eligible employees of one or more designated subsidiaries will participate, even if the dates of the applicable offering periods in each such offering are identical, provided, however, that all participants granted purchase rights in an offering which are intended to comply with Section 423 of the Code will have the same rights and privileges within the meaning of Section 423 of the Code. In addition, the plan administrator have the power to settle all controversies regarding the Restated ESPP and purchase rights granted under it.
The plan administrator may adopt sub-plans, appendices, rules and procedures relating to the operation and administration of the Restated ESPP to facilitate participation in the Restated ESPP by employees who are foreign nationals or employed outside the U.S. To the extent any sub-plan or appendix is inconsistent with the requirements of Section 423 of the Code, it will be considered part of the Non-Section 423 Component. The provisions of the Restated ESPP will govern any sub-plan unless superseded by the terms of such sub-plan.
Eligibility
Only employees of Zogenix, Inc. (or any of its subsidiaries designated by the plan administrator) may participate in the Restated ESPP. Only employees of majority-owned subsidiary corporations (within the meaning of Section 423 of the Code) may participate in the Section 423 Component. The plan administrator has the authority to limit participation to those individuals who have been customarily employed more than 20 hours per week and more than five months per calendar year on the first day of an offering. In addition, the plan administrator may require that each employee has been continuously employed for such period preceding the grant as the plan administrator may require, but in no event will the required period of continuous employment be greater than two years. Finally, the plan administrator also has the power to exclude our officers who are “highly compensated” as defined in the Code. No employee is eligible to participate in the Restated ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Zogenix, Inc. or any of its parent or subsidiary corporations. Participation in the Section 423 Component is further subject to the eligibility requirements of Section 423 of the Code.
If the grant of a purchase right under the Restated ESPP to any employee of a designated subsidiary who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Restated ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the Section 423 Component of the Restated ESPP. In addition, with respect to the Non-Section 423 Component, all of the foregoing rules will apply in determining who is an eligible employee, except the plan administrator may limit eligibility further within a participating company so as to only designate some employees of a participating company as eligible employees, and to the extent the foregoing eligibility rules are not consistent with applicable local laws.

Eligible employees become participants in the Restated ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the relevant offering date. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
As of December 1, 2019 (the last enrollment date under the Existing ESPP), there were 140 employees who were eligible to participate in the Existing ESPP and who would have been eligible to participate in the Restated ESPP if it had been in effect on such date and had the subsidiaries for whom such employees work been designated as designated subsidiaries under the Restated ESPP as of such date, 89 of whom had elected to participate.
Participation in an Offering
Offering Periods and Purchase Periods. The Restated ESPP is implemented by offerings of rights to all eligible employees from time to time. Under applicable law and the terms of the Restated ESPP, the maximum length for an offering period under the Restated ESPP is 27 months. Each offering period consists of one or more purchase dates as determined by the plan administrator. Pursuant to the terms of our current offering periods under the Restated ESPP, a new offering period will automatically begin on each June 1 and December 1 over the term of the Restated ESPP and will be 12 months in duration. Each new offering period shall consist of two purchase periods of six months in length ending on May 31 and November 30 each year, with purchases occurring on the last trading day of a purchase period. If the fair market value of a share of our common stock on the first day of a later offering period is less than or equal to the fair market value on the start date of an ongoing offering period, then such ongoing offering period will terminate immediately following the purchase of shares on the purchase date and the participants in the terminated offering period will automatically be enrolled in the new offering period. The Restated ESPP allows for concurrent offerings, but an eligible employee may enroll in only one offering at a time.
Enrollment in the Restated ESPP. Eligible employees enroll in the Restated ESPP by delivering to us an agreement authorizing payroll deductions in an amount up to the maximum amount approved by the plan administrator. Pursuant to the Restated ESPP, such payroll deductions will be limited to up to 20% of an employee’s eligible cash compensation during the offering. A participant may increase or decrease his or her participation level at any time with such change to be effective commencing as of the next offering period. A participant may also increase or decrease his or her participation level to be effective in a subsequent purchase period of an ongoing offering in accordance with procedures established by us. A participant may decrease, but not increase, his or her participation level during a purchase period. The plan administrator may determine in its sole discretion at any time, including at any time following the commencement of an offering period or purchase period, that it will no longer accept participant requests to increase participation levels during such offering period or purchase period, as applicable. All payroll deductions made for a participant are credited to the participant’s account under the Restated ESPP and are included with the general funds of the Company, unless otherwise required by applicable law. Funds received upon sales of stock under the Restated ESPP are used for general corporate purposes. In general, no interest will be paid on participant accounts. With respect to the Non-Section 423 Component, interest may apply to participant accounts to the extent required by applicable law and approved by the plan administrator. In non-U.S. jurisdictions where participation in the Restated ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the Restated ESPP in a form acceptable to the administrator in lieu of or in addition to payroll deduction.
Purchase Price. Unless otherwise determined by the plan administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first day of the offering period or on the applicable purchase date (provided that the purchase price will not be less than 85% of the lower of the fair market value of our common stock on the first day of the offering period or on the applicable purchase date). The fair market value per share of our common stock under the Restated ESPP is generally the closing sale price of our common stock on the Nasdaq Stock Market on the date for which fair market value is being determined, or if there is no closing sales price for a share of our common stock on the date in question, the closing sales price for a share of common stock on the last preceding date for which such quotation exists. The closing price per share of our common stock on the Nasdaq Stock Market on March 31, 2020, was $24.73.
Purchase of Stock. In connection with offerings made under the Restated ESPP, the plan administrator may specify from time to time a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans (intended to qualify as such under Section 423(b) of the Code) of our company and its parent and subsidiary corporations for each calendar year in which the purchase rights are outstanding at any time. Pursuant to the Restated ESPP, the maximum number of shares that may be purchased by any single participant during any offering period or on any given purchase date is 5,000 shares. If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the foregoing limits, the plan administrator may make a uniform and equitable allocation of available shares.
Participation in and Withdrawal from the Restated ESPP. Enrolled employees will automatically participate in subsequent offerings, provided the participant has not withdrawn from the Restated ESPP, continues to meet the eligibility requirements, and has not terminated employment with us. A participant may withdraw from a given offering without affecting his or her eligibility to participate in future offerings under the Restated ESPP. Upon any withdrawal from an offering by the participant, we will distribute to the participant his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the participant’s behalf during such offering, and such employee’s rights in the offering will be automatically terminated.
Termination of Employment. Unless otherwise specified by the plan administrator, a participant’s rights under any offering under the Restated ESPP terminate immediately upon cessation of an employee’s employment for any reason (subject to any post-employment participation period required by law), and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.
Adjustments
In the event of any dividend or other distribution, change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, sale of securities, or other similar corporate transaction or event, affects our common stock such that an adjustment is determined to be appropriate in order to prevent dilution or enlargement of benefits under the Restated ESPP, the plan administrator shall make equitable adjustments, if any, to reflect such changes in the number of shares reserved under the Restated ESPP, the per offering period and per purchase period share limits and the price per share and number of shares of our common stock covered by each outstanding right . Such adjustments will be made by the plan administrator of the Restated ESPP, whose determination in that respect will be final, binding and conclusive (provided that no adjustment will be permitted if it would cause the Section 423 Component to fail to satisfy the requirements of Section 423 of the Code).
In the event of certain significant transactions or a change in control (as defined in the Restated ESPP), the administrator of the Restated ESPP may provide for (1) either the replacement or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights. Under the Restated ESPP, a change in control has the same definition as given to such term in the Existing ESPP.
Transferability. A participant may not transfer rights granted under the Restated ESPP other than by will, the laws of descent and distribution.
Amendment and Termination. The plan administrator of the Restated ESPP may amend, suspend or terminate the Restated ESPP. However, stockholder approval of any amendment to the Restated ESPP will be obtained for any amendment which changes the aggregate number or type of shares that may be sold pursuant to rights under the Restated ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the Restated ESPP, changes the Restated ESPP in any manner that would cause the Section 423 Component of the Restated ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code, or is required under applicable law or stock exchange rules. The Restated ESPP will continue in effect until terminated by our board of directors or the share reserve is exhausted.
Federal Income Tax Consequences Associated with the Restated ESPP
The material federal income tax consequences of the Restated ESPP under current U.S. federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the Restated ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
As described above, the Restated ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the Section 423 Component or the Non-Section 423 Component.
Tax Consequences to U.S. Participants in the Section 423 Component. The Section 423 Component of the Restated ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Section 423 Component of the Restated ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Section 423 Component of the Restated ESPP (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.
Tax Consequences to U.S. Participants in the Non-Section 423 Component. A U.S. participant in the Non-Section 423 Component will recognize ordinary income equal to the fair market value of the shares on the date the shares are purchased over the purchase price.
When the participant sells the shares he or she purchased under the Non-Section 423 Component of the Restated ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the fair market value of the shares on the date of purchase. This capital gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.
Any compensation income that the participant receives upon the purchase of shares of common stock under the Non-Section 423 Component of the Restated ESPP is subject to applicable tax withholding. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.
With respect to U.S. participants, we will generally be entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.
New Plan Benefits
Because the number of shares that may be purchased under the Restated ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
Plan Benefits under the Existing ESPP
As of December 31, 2019, each of our named executive officers and the other groups identified below have purchased the following shares under the Existing ESPP:

	Shares Purchased (#)	Aggregate Purchase Price ($)
Stephen J. Farr, Ph.D. Chief Executive Officer and President	11,483	132,002
Michael P. Smith Executive Vice President, Chief Financial Officer, Treasurer and Secretary	493	16,039
Bradley S. Galer, M.D. Executive Vice President and Chief Medical Officer	4,106	79,072
Gail M. Farfel, Ph.D. Executive Vice President and Chief Development Officer	8,053	93,022
Ashish M. Sagrolikar Executive Vice President, Chief Commercial Officer	849	27,199
All current executive officers as a group (5 persons)	24,984	347,334
All current directors who are not executive officers as a group (6 persons)	—	—
All employees who are not executive officers as a group (141 persons)	132,801	1,784,542

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE RESTATED ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock at April 9, 2020 for:
•each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 5959 Horton Street, Suite 500, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that each person or group named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 55,340,691 shares of common stock outstanding on April 9, 2020 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of stock options. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
Perceptive Advisors LLC (1) 51 Astor Place, 10th Floor New York, NY 10003	3,709,152	6.7%
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	3,534,636	6.4%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	3,177,976	5.7%
Eventide Asset Management, LLC (4) One International Place, Suite 4210 Boston, MA 02110	2,841,300	5.1%
Stephen J. Farr, Ph.D. (5)	758,707	1.4%
Michael P. Smith (6)	98,063	*
Bradley S. Galer, M.D. (7)	275,922	*
Gail M. Farfel, Ph.D. (8)	201,854	*
Ashish M. Sagrolikar (9)	79,441	*
Louis C. Bock (10)	77,000	*
James B. Breitmeyer, M.D., Ph.D. (11)	83,875	*
Cam L. Garner (12)	116,843	*
Erle T. Mast (13)	107,744	*
Renee P. Tannenbaum, Pharm.D. (14)	78,872	*
Mark Wiggins (15)	98,875	*
All current directors and executive officers as a group (11 persons) (16)	1,977,196	3.5%
————————————
(1)Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2020 by, Perceptive Advisors, LLC, Joseph Edelman and Perceptive Life Sciences Master Fund Ltd. The Schedule 13G, as amended, states that Perceptive Advisors LLC and Joseph Edelman have shared voting and dispositive power over all such shares. Perceptive Life Sciences Master Fund, Ltd directly holds all such shares. Perceptive Advisors, LLC serves as the investment manager for Perceptive Life Sciences Master Fund, Ltd. Mr. Edelman is the managing member of Perceptive Advisors, LLC.
(2)Based on information contained in Schedule 13G/A filed with the SEC on February 5, 2020 by Blackrock, Inc. The Schedule 13G, as amended, states that Blackrock, Inc. has sole voting power over 3,462,485 shares and sole dispositive power over all the reported shares.
(3)Based on information contained in Schedule 13G filed with the SEC on February 10, 2020 by The Vanguard Group. The Schedule 13G states that The Vanguard Group has sole voting power over 88,366 shares of our common stock, shared voting power over 8,124 shares of our common stock, sole dispositive power over 3,086,056 shares of our common stock, and shared dispositive power over 91,920 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,796 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,694 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.
(4)Based on information contained in Schedule 13G filed with the SEC on February 4, 2020 by Eventide Asset Management, LLC. The Schedule 13G states that Eventide Asset Management, LLC has sole voting and dispositive power over all the reported shares of common stock held by registered investment companies, for which Eventide Asset Management LLC serves as investment adviser.
(5)Includes 637,866 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 120,841 shares held directly by Dr. Farr.
(6)Includes 85,532 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 12,531 shares held directly by Mr. Smith.
(7)Includes 265,907 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 10,015 shares held directly by Dr. Galer.
(8)Includes 172,821 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 29,033 shares held directly by Dr. Farfel.
(9)Includes 69,011 shares issuable pursuant to stock options exercisable within 60 days April 9, 2020 and 10,430 shares held directly by Mr. Sagrolikar.
(10)Consists solely of 77,000 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020.
(11)Includes 82,625 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 1,250 shares held directly by Dr. Breitmeyer.
(12)Includes 68,000 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020, 40,843 shares held by Garner Investments, LLC, an entity Mr. Garner serves as managing member, and 8,000 shares held by Garner Family Trust for which Mr. Garner serves as trustee.
(13)Includes 104,717 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 3,027 shares held directly by Mr. Mast.
(14)Includes 31,000 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 47,872 shares held directly by Dr. Tannenbaum.
(15)Includes 96,375 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 2,500 shares held directly by Mr. Wiggins.
(16)Includes 1,690,854 shares issuable pursuant to stock options exercisable within 60 days of April 9, 2020 and 286,342 shares beneficially owned by current directors and executive officers.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
The following table sets forth certain information about our executive officers as of April 9, 2020:

Name	Age	Position
Stephen J. Farr, Ph.D.	60	Chief Executive Officer, President and Director
Michael P. Smith	51	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Bradley S. Galer, M.D.	57	Executive Vice President, Chief Medical Officer
Gail M. Farfel, Ph.D.	55	Executive Vice President, Chief Development Officer
Ashish M. Sagrolikar	53	Executive Vice President, Chief Commercial Officer
Executive Officers
The biography of Stephen J. Farr, Ph.D. can be found above under the “Board of Directors” heading.
Michael P. Smith has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since January 2017. From January 2015 through December 2016, Mr. Smith served as Chief Financial Officer of Raptor Pharmaceutical Corp., a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare diseases that was acquired by Horizon Pharma plc. in October 2016. In this role, he was responsible for the finance, accounting, corporate development, corporate strategy, intellectual property, and information management business functions. From May 2012 to January 2015, Mr. Smith served as Chief Financial and Business Advisor at Catalyst Biosciences. Prior to that role, from September 2010 to April 2011, he was Vice President of Business Development at iPierian, Inc., and from June 2006 to July 2009, he served as Head of Business Development and Chief Financial Officer of Memory Pharmaceuticals Corporation. Mr. Smith received his B.S. in Commerce from the University of Virginia and his M.B.A. from the Haas School of Business at the University of California, Berkeley.

Bradley S. Galer, M.D. has served as our Executive Vice President and Chief Medical Officer since December 2013. Prior to joining the company, Dr. Galer served as President of the Pain Group at Nuvo Research, Inc., a specialty pharmaceutical company with three commercialized topically delivered pain products from December 2009 to December 2013. In this position, he oversaw the strategy and operations of the Pain Group, including its commercialization, drug development activities, business development and licensing opportunities and liaising with partners. Prior to joining Nuvo, Dr. Galer was employed at Endo Pharmaceuticals Inc., as Senior Medical Officer and Group Vice President, Scientific Affairs from August 2002 to October 2005, where he was responsible for the departments of Clinical and Biostatistics, Medical Affairs, Pharmacovigilance, Medical Liaison and Medical Information. He and his team provided clinical and scientific leadership for the development and marketing of analgesic and migraine products, including Lidoderm, Percocet, Opana, Opana ER and Frova. Dr. Galer has also held numerous other industry positions, along with academic and clinical appointments. He has published over 200 articles on pain management in peer review journals and textbooks. Dr. Galer received his medical doctorate and a neurology residency from Albert Einstein in New York and two Pain Fellowships, at Memorial Sloane-Kettering in New York and University of California San Francisco, as well as headache training at Montefiore Headache Clinic in New York and University of California San Francisco.
Gail M. Farfel, Ph.D. has served as our Executive Vice President and Chief Development Officer since July 2015. From December 2012 to June 2015, Dr. Farfel was Chief Clinical and Regulatory Officer of Marinus Pharmaceuticals, establishing and overseeing clinical, medical and regulatory strategies for adult and pediatric seizure disorders, including a pediatric epileptic orphan disease. From May 2008 until December 2012, Dr. Farfel served as President of G. Meredith Consulting LLC, a firm providing strategic consulting and support to biopharmaceutical and software development companies. Dr. Farfel was Vice President, Therapeutic Area and Head for Neuroscience Clinical Development and Medical Affairs at Novartis Pharmaceuticals Corporation, where she oversaw a portfolio of products including Gilenya® for multiple sclerosis, Exelon® and the Exelon® Patch for Alzheimer’s disease and Parkinson’s disease, and the antidepressant, agomelatine. Dr. Farfel began her career in pharmaceutical drug development at Pfizer, Inc., where she worked in Clinical Development and Global Medical Affairs, directing programs through all stages of clinical development and regulatory submissions. Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug effects, and earned her Ph.D. in Neuropsychopharmacology from the University of Chicago, where she received the Ginsburg Prize for Dissertation Excellence. Dr. Farfel also holds a Bachelor’s degree in Biochemistry from the University of Virginia.
Ashish M. Sagrolikar has served as our Executive Vice President and Chief Commercial Officer since July 2018. Mr. Sagrolikar has over twenty five years of global pharmaceutical sales, marketing and operations experience. Mr. Sagrolikar previously served as Vice President, Marketing at GlaxoSmithKline plc from April 2014 through June 2018 after joining GlaxoSmithKline plc as Commercial Leader, Rare Diseases in June 2013. From November 2009 through June 2013, Mr. Sagrolikar served in various sales, marketing and business development roles at Baxter International Inc. Mr. Sagrolikar earned his MBA at the Institute of Management Development (IMD) in Lausanne, Switzerland, in 2000, and a Bachelor of Pharmacy from the Government College of Pharmacy, Karad, India, in 1987.
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers” for 2019, consisting of the following persons:
•Stephen J. Farr, Ph.D., our Chief Executive Officer and President;
•Michael P. Smith, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary
•Bradley S. Galer, M.D., our Executive Vice President and Chief Medical Officer;
•Gail M. Farfel, Ph.D., our Executive Vice President, Chief Development Officer; and
•Ashish M. Sagrolikar, our Executive Vice President, Chief Commercial Officer.
Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our board of directors arrived at specific compensation policies and decisions involving our executive officers during the fiscal year ended December 31, 2019.
Executive Summary
We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:
•To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.
•To establish a direct link between our business results, individual executive performance and total executive compensation.

•To align the interests of our executive officers with those of our stockholders.
The primary elements of our executive compensation program are (1) base salary, (2) annual short-term cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, or linking individual performance to our performance.
In general, the majority of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:
•The performance measures in our short-term cash incentive program are linked to key corporate objectives.
•Corporate achievement represents the majority of each named executive officer’s annual bonus opportunity.
•Our long-term equity incentives are provided to named executive officers in the form of service-based equity awards, including a mix of stock options and restricted stock units (“RSUs”).
This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
We believe that the total compensation received by our named executive officers relating to 2019 was appropriate when viewed in light of our corporate achievements during 2019 and the individual performance of our named executive officers.
Compensation Determination Process
The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.
In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our overall corporate performance and, with respect to the named executive officers other than our Chief Executive Officer, the compensation committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional equity awards to our named executive officers and certain other eligible employees.
During the fourth quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval. Our Chief Executive Officer, with the assistance and support of our Chief Financial Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company.
Our Chief Executive Officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any deliberations or decisions regarding our Chief Executive Officer’s compensation are made without him present.
Role of Compensation Consultant and Comparable Company Information
Our compensation committee has not historically established compensation levels based on benchmarking. Our compensation committee has instead relied upon the judgment of its members in making compensation decisions, after reviewing our overall corporate performance and conducting an in-depth, comprehensive evaluation of each named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.
The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors, from time to time, to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In 2019, the compensation committee again retained Radford, a business unit of AON plc (“Radford”), an independent third-party compensation consulting firm for guidance in making compensation decisions. Specifically, for 2019, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:
•conducting market research and analysis of current practices of comparable public companies to assist the compensation committee in developing director and executive compensation levels;
•reviewing our peer group to determine whether additional or different peer companies or groups are necessary to provide appropriate information on market practices and compensation levels;
•advising with regard to the amendment and restatement of our equity plan during 2019; and
•providing general information concerning director and executive compensation trends and developments.
Radford did not provide any other services to us in 2019 beyond its engagement as an advisor to the compensation committee on director and executive compensation matters. The compensation committee assessed the independence of Radford pursuant to SEC and Nasdaq rules and concluded that no conflict of interest existed that would have prevented Radford from serving as an independent consultant to the compensation committee currently or during 2019.
For 2019, Radford assisted the compensation committee in identifying an appropriate peer group of companies for use as a reference when determining 2019 director and executive compensation. The identified peer group consisted of 24 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:
•Market capitalization less than $6.0 billion, with a 30-day average market capitalization being $2.119 billion as of October 28, 2018, when the peer group was first approved by the compensation committee for 2019 compensation purposes. Zogenix had a 30-day average market capitalization of $1.787 billion as of such date, and ranked in the 46th percentile relative to the peer group on this metric;
•Annual revenue of less than $100.0 million, with the average trailing twelve months revenue as of October 28, 2018 being $26.4 million. Zogenix did not generate any revenue during the same period; and
•Less than 600 employees, with an average of 173 employees as of December 31, 2017. Zogenix had 68 employees as of the same date and ranked in the 14th percentile relative to the peer group on this metric.
For 2019, this peer group consisted of the following companies:

Acceleron Pharma	Flexion Therapeutics
Aerie Pharmaceuticals	Global Blood Therapeutics
Aimmune Therapeutics	Heron Therapeutics
Alder BioPharmaceuticals	Insmed
Amicus Therapeutics	Intra-Cellular Therapies
Arena Pharmaceuticals	Loxo Oncology
Array BioPharma	MyoKardia
Atara Biotherapeutics	Rigel Pharmaceuticals
Biohaven Pharmaceutical	Sage Therapeutics
Blueprint Medicines	Sangamo Therapeutics
Deciphera Pharmaceuticals	Ultragenyx Pharmaceutical
Dynavax Technologies	Xencor
Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2019, the compensation committee also reviewed data from The Radford Global Life Sciences Compensation Survey, which included compensation data for public companies throughout the United States primarily from the life sciences industry, with under 600 employees and market capitalizations of between $500 million and $6 billion. With respect to the survey data presented to the compensation committee, the identities of the individual companies included in the survey were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. We believe that by utilizing both sets of data, which are weighted equally in determining the final comparable company information reviewed by our compensation committee, our compensation committee is able to review an appropriate set of competitive data for use in making compensation decisions. We believe that by utilizing both publicly available peer group data and the survey data from the published surveys, we are able to develop the best set of competitive data for use in making compensation decisions.

Our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2019 base salaries, target bonuses and equity awards for our named executive officers. However, our committee did not attempt to set our compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards. However, the compensation committee generally strives to set cash compensation and target cash compensation at or below the 50th percentile of the peer company data for comparable positions and total annual equity award value at approximately the 75th percentile, but variations on this pay positioning occur from year to year.
We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.
We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.
The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our Chief Executive Officer’s and President’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.
We do not yet have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.
Executive Compensation Components
The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.
Base Salaries
In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.
Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our overall corporate performance, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.
In March 2019, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant, determined that the base salaries of our named executive officers would be as follows, which increases were effective April 1, 2019: Dr. Farr, $585,000; Mr. Smith, $412,200; Dr. Galer, $427,500; Dr. Farfel, $412,000; and Mr. Sagrolikar, $390,800. These increases represented an annual increase of approximately 3%, with the exception of Dr. Farr, whose annual increase was approximately 4%. Dr. Farr’s increase was higher as his 2018 base salary was significantly below the 50th percentile of similarly-situated executives and the compensation committee determined a larger increase was appropriate to bring him closer into line with the company's pay positioning philosophy. The 3% annual increase for the named executive officers other than Dr. Farr were consistent with the merit-based increases for all of our employees generally. In general, for 2019, the base salaries of our named executive officers generally approximated the 25th percentile of similarly-situated executives among our peer group.
The actual base salaries paid to all of our named executive officers for 2019 are set forth in the “Summary Compensation Table” below.
Performance Bonuses
Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Dr. Farr, individual performance.

Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses for 2019 were as follows: 60% of base salary for our President and Chief Executive Officer (100% of which is based on corporate objectives) and 45% of base salary for our other named executive officers (90% of which is based on corporate objectives and 10% of which is based on individual performance). In general, the target bonuses of our named executive officers approximate the 50th percentile of similarly-situated executives among our peer group, which generally results in target total cash compensation for our named executives at approximately the 50th percentile of similarly-situated executives, although target total compensation for our named executives for 2019 fell below the 50th percentile across the board.
At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. The individual component of each named executive’s bonus award is not necessarily based on the achievement of any predetermined criteria or guidelines but rather on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In coming to this determination, our compensation committee does not follow any guidelines, nor are there such standing guidelines regarding the exercise of such discretion.
All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee (or the full board of directors, with respect to our Chief Executive Officer). Under our annual incentive plan, the maximum bonus payable to an executive is 125% of his or her target bonus.
2019 Performance Bonuses. For 2019, corporate objectives fell into the following three categories: commercialization of Fintepla for Dravet syndrome (55%); clinical development of Fintepla for Lennox-Gastaut syndrome (25%); and pipeline expansion (20%). Objectives were weighted based on their level of importance to our business plan.
In evaluating management’s performance against our 2019 corporate goals, our compensation committee determined to award a corporate achievement level of 80% relative to those goals. Both qualitative and quantitative guidelines were established for purposes of evaluating performance relative to the corporate objectives during 2019. These performance objectives were used as a guide by the compensation committee in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts. The compensation committee believed that it was better to evaluate our overall performance in these areas throughout the year in light of the general economic and industry conditions in which we operate. In coming to its final determination regarding the overall corporate achievement percentage, our compensation committee awarded 61% credit for corporate performance relative to the first objective, after taking into account the FDA refusal-to-file letter and subsequent successful resubmission of the Fintepla new drug application in September 2019. With respect to the second objective, our compensation committee awarded 101% credit, noting the significant progress in the clinical development of the Lennox-Gastaut Syndrome indication. With respect to the third objective, our compensation committee awarded 108% credit, noting the company expanded its pipeline through the acquisition of Modis Therapeutics and MT1621. This overall 80% achievement level was then used to determine each named executive officer’s bonus. For the named executive officers other than Dr. Farr, each of his or her target bonus was split into its corporate and individual components, based on the weighting applicable to such named executive officer as described above.
The compensation committee’s determination of the individual components of the 2019 bonus awards for our named executive officers was not based on the achievement of any predetermined individual performance objectives, criteria or guidelines, but rather on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2019. Dr. Galer and Mr. Sagrolikar each received a 100% individual achievement level, Dr. Farfel received an 80% individual achievement level and Mr. Smith received a 125% achievement level.
The annual performance bonuses paid to our named executive officers for 2019 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentives
The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2019, while our compensation committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the named executive officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.
The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted in connection with an employee’s commencement of employment generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Annual stock option awards to our named executive officers vest monthly over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.
In 2019, the compensation committee granted service-based stock options and RSUs to our named executive officers, with the split between stock options and RSUs set at approximately 75% of the total equity award value in the form of stock options and 25% of the total equity award value in the form of RSUs. The RSUs were introduced as part of our long-term equity incentive program during 2017 to add an additional vehicle for use in our incentive and retention program and to tie a portion of our named executive officers’ incentive compensation to our long-term performance.
We use equity awards to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of equity awards are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee. We do not have any stock ownership requirements for our named executive officers.
In March 2019, the compensation committee awarded 63,750 stock options to each of our named executive officers (other than Dr. Farr). Dr. Farr was awarded 160,000 stock options. Each of these option awards vests monthly over a four-year period from the date of grant.
Also in March 2019, the compensation committee awarded 8,125 RSUs to each of our named executive officers (other than Dr. Farr). Dr. Farr was awarded 20,000 RSUs. The RSUs vest in four equal annual installments on March 15, 2021, 2022, 2023 and 2024.
The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including the dilution created as a result of our public offerings and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations. In general, the target total value of the equity incentives granted to our named executive officers in 2019 approximated the 75th percentile of similarly-situated executives among our peer group.
For a description of certain accelerated vesting provisions applicable to the stock awards granted to our named executive officers, see “— Post Termination and Change in Control Benefits” and “— Employment Agreements” below.
We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.
Retirement Savings
All our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($19,000 in 2019), with additional salary deferrals not to exceed $6,000 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) Plan permits us to make discretionary matching contributions, and in 2019 we made individually de minimis matching contributions for all plan participants, including our named executive officers.
Health and Welfare Benefits, Perquisites and Other Compensation
The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits. Our named executive officers are eligible to participate in all our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
Perquisites. We do not provide significant perquisites or personal benefits to our named executive officers. Pursuant to his employment agreement, Mr. Sagrolikar is entitled to relocation benefits in connection with his relocation to the San Francisco Bay Area, which is expected to occur in 2020.
Post Termination and Change in Control Benefits
We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these employment agreements, see “— Employment Agreements” below.
Prohibition on Certain Transactions in Zogenix Securities
Our insider trading policy prohibits officers, directors and employees, and entities controlled by such individuals and members of their households, from making short sales in our equity securities, transacting in puts, calls or other derivative securities involving our equity securities, on an exchange or in any other organized market, engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, purchasing our securities on margin or pledging our securities as collateral for a loan.
Response to 2019 Say-on-Pay Vote
In May 2019, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 93% of stockholder votes cast in favor of our 2019 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2019, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, the compensation committee has decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives for corporate and individual performance.
Tax Deductibility of Executive Compensation
The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a company’s chief executive officer and its three most highly compensated executive officers serving at the end of the taxable year (other than its chief financial officer), and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although we historically maintained plans that were intended to permit the payment of deductible compensation under Section 162(m) of the Code if the requirements of Section 162(m) were satisfied, subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee, however, retains the discretion to approve compensation that may not qualify for the compensation deduction if, considering all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.
Accounting for Stock-Based Compensation
Under FASB ASC 718, we are required to estimate the grant date “fair value” for each grant of equity award using various assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires us to recognize the compensation cost of stock-based awards in our income statements over the period that an employee is required to render service in exchange for the award.
Report of the Compensation Committee of the Board of Directors
The compensation committee of our board of directors has submitted the following report for inclusion in this proxy statement:
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2019, filed by us with the SEC.
This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the compensation committee.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Mark Wiggins (Chairman)
James B. Breitmeyer, M.D., Ph.D.
Renee P. Tannenbaum, Pharm.D.
Summary Compensation Table
The following table shows information regarding the compensation earned by our named executive officers during the years ended December 31, 2019, 2018 and 2017.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen J. Farr, Ph.D.	2019	578,750	—	1,053,200		8,425,600	280,800	8,400	10,346,750
Chief Executive Officer and President	2018	545,000	—	853,000		4,927,552	319,200	5,500	6,650,252
	2017	493,750	—	—	(4)	1,136,883	345,000	5,001	1,980,634
Michael P. Smith (5)	2019	409,000	—	427,863		3,357,075	156,700	7,639	4,358,277
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2018	396,250	—	266,563		1,154,895	171,000	5,080	1,993,788
	2017	368,958	—	—		3,357,075	189,676	1,928	3,917,637
Bradley S. Galer, M.D.	2019	424,375	—	427,863		3,357,075	157,700	—	4,367,013
Executive Vice President and Chief Medical Officer	2018	409,648	—	266,563		1,700,357	178,300	—	2,554,868
	2017	390,733	—	—	(4)	413,412	202,799	962	1,007,906
Gail M. Farfel, Ph.D.	2019	409,000	—	427,863		3,357,075	148,300	11,200	4,353,438
Executive Vice President and Chief Development Officer	2018	391,477	—	277,225		1,504,619	174,600	8,019	2,355,940
	2017	363,250	—	—	(4)	361,735	191,004	1,188	917,177
Ashish M. Sagrolikar (6)	2019	389,350	—	427,863		3,357,075	144,200	7,687	4,326,175
Executive Vice President and Chief Commercial Officer	2018	192,500	—	655,500		3,138,210	165,500	4,018	4,155,728

(1)The amounts shown in these columns constitute stock options and RSUs, as applicable, granted under our equity incentive programs. The amounts are valued based on the aggregate grant date fair value of the award in accordance with ASC 718. See Note 12 to our consolidated financial statements in our 2019 Annual Report on Form 10-K filed with the SEC on March 2, 2020 for a discussion of the relevant assumptions used in determining the grant date fair value of equity awards pursuant to ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Whether, and to what extent, a named executive officer realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued service to us.

Each of Drs. Galer and Farfel were granted performance-based stock options in October 2015 that were scheduled to vest upon the acceptance by the FDA of the NDA for Fintepla, provided such event occurred on or before the third anniversary of the date of grant. On September 28, 2018, prior to the date the options would have otherwise expired, our compensation committee accelerated the vesting of 90% of such stock options held by Drs. Galer and Farfel (13,500 and 6,750 options, respectively), in recognition of our significant progress towards the performance goal and their dedicated service for the three years since the grant date. Pursuant to SEC rules, for 2018, amounts reflected in the option column above for Drs. Galer and Farfel also include the fair value of modification to the vesting schedule for such awards equal to the incremental expense arising from the modification (computed in accordance with ASC 718) ($545,462 for Dr. Galer and $272,731 for Dr. Farfel).
(2)These amounts represent performance bonuses earned under our executive bonus program, which is described above under “Compensation Discussion and Analysis — Performance Bonuses.”
(3)The amounts represent 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees.
(4)In March 2017, we granted performance-based restricted stock units (“PSUs”) to our named executive officers (other than Messrs. Smith and Sagrolikar). The vesting of these performance-based RSUs is predicated on the approval by the U.S. Food and Drug Administration of a New Drug Application for Fintepla, provided such approval occurs within five years following the grant date, subject to the recipient’s continuous service to us on the vesting date. In accordance with ASC 718, the grant date fair value to be reported for PSUs in the Stock Awards column is determined based on the probable outcome of the performance condition as of the grant date. Due to the uncertainties associated with the FDA approval process, we determined approval is not yet probable, as such term is used for accounting purposes, prior to the occurrence of the event. Accordingly, we have reported a grant date fair value of $0 for these awards based on this evaluation. If we had determined that as of the date of the grant it was probable that the performance condition would be achieved, we would have reported the grant date fair value of these awards as follows: Dr. Farr, $280,500; Dr. Galer, $102,000 and Dr. Farfel, $89,250.
(5)Amounts reported for Mr. Smith’s 2017 salary and bonus received reflect pro-rated amounts for his January 16, 2017 start date. Mr. Smith’s option awards were granted in connection with his new hire compensation package.
(6)Amounts reported for Mr. Sagrolikar’s 2018 salary received reflect pro-rated amounts for his July 2, 2018 start date. Pursuant to his employment agreement, his bonus received was not subject to proration for 2018. Mr. Sagrolikar’s 2018 stock and option awards were granted in connection with his new hire compensation package.
2019 Grants of Plan-Based Awards
The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2019.

	Grant Date	Date of Approval of Equity Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name			Threshold ($)	Target ($)	Maximum ($)
Stephen J. Farr, Ph.D.	—	—	—	351,000	438,750	—	—	—	—
	3/22/2019	3/20/2019	—	—	—	—	160,000	52.66	5,640,016
	3/22/2019	3/20/2019	—	—	—	20,000	—	—	1,053,200
Michael P. Smith	—	—	—	185,400	231,750	—	—	—	—
	3/22/2019	3/20/2019	—	—	—	—	63,750	52.66	2,675,056
	3/22/2019	3/20/2019	—	—	—	8,125	—	—	427,863
Bradley S. Galer, M.D.	—	—	—	192,375	240,469	—	—	—	—
	3/22/2019	3/20/2019	—	—	—	—	—	—	2,247,194
	3/22/2019	3/20/2019	—	—	—	8,125	63,750	52.66	427,863
Gail M. Farfel, Ph.D.	—	—	—	185,400	231,750	—	—	—	—
	3/22/2019	3/20/2019	—	—	—	—	—	—	2,247,194
	3/22/2019	3/20/2019	—	—	—	8,125	63,750	52.66	427,863
Ashish M. Sagrolikar	—	—	—	175,860	219,825	—	—	—	—
	3/22/2019	3/20/2019	—	—	—	—	63,750	52.66	2,247,194
	3/22/2019	3/20/2019	—	—	—	8,125	—	—	427,863
————————————
(1)Amounts in this column represent target and maximum cash performance bonus opportunities for the named executive officers in 2019 under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”

(2)The restricted stock units vest over a four-year period at the rate of 25% of the restricted stock units on each of March 15, 2020, 2021, 2022 and 2023, subject to continuous service through each vesting date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(3)The option awards vest in equal monthly installments over the four-year period of continuous service following the grant date. All option awards have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(4)The applicable grant-date fair value of each option and RSU award was calculated in accordance with ASC 718. For a discussion of our valuation methodology used, see Note 12 to our consolidated financial statements for the year-end December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2020. These amounts do not reflect whether the recipient has actually realized or will realize. Whether, and to what extent, a named executive officer realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued service to us.
Discussion of Summary Compensation and Grants Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2019 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.
Employment Agreements
Pursuant to the employment agreements with each of our executive officers, if we terminate such officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he or she may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period.
If a named executive officer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a change in control (as defined below) or 12 months following a change in control, such officer shall be entitled to receive, in addition to the severance benefits described above, a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of employment occurs. In addition, with the exception of the PSUs granted in March 2017 (the accelerated vesting of which is described below), in the event of a change in control, the vesting and exercisability of 50% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of the executive officer’s outstanding unvested equity awards shall be automatically accelerated (although the service-based RSUs granted to the executives will not be eligible to receive the enhanced change in control vesting pursuant to this provision based on an involuntary termination without cause or resignation for good reason preceding a change in control, in which case the standard acceleration upon an involuntary termination will apply). The PSUs granted in March 2017 are not eligible for vesting on an accelerated basis pursuant to the terms of any of the employment agreements; provided that they will vest on an accelerated basis pursuant to the terms of the PSU agreement, including (1) the vesting of 50% of the outstanding PSUs shall be automatically accelerated effective immediately prior to change in control and (2) the automatic acceleration of any remaining outstanding PSUs upon involuntary termination within 60 days prior to or 12 months after a change in control. For a further description of the potential compensation payable to our named executive officers under their employment agreements, please see “— Potential Payments Upon Termination or Change in Control” below.
Mr. Sagrolikar’s employment agreement provides that he will be eligible to receive relocation assistance (and related tax-gross ups to the extent such relocation payments are taxable income to him) up to an aggregate of $220,000, plus temporary housing at our expense until his relocation to the San Francisco Bay Area (but in no event beyond December 31, 2020).
For purposes of the employment agreements, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty or some other illegal act that has a material adverse impact on us or any successor or affiliate of ours, (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony, (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has, or may reasonably be expected to have, a material adverse impact on any such entity, (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate of ours, or any other material misconduct on the part of the executive officer, (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or receipt of written notice from our board of directors, Chief Executive Officer or supervising officer, as applicable, stating with specificity the nature of such failure, refusal or neglect, or (6) breach of any policy of ours or any material provision of his or her employment agreement.
For purposes of the employment agreements, “good reason” generally means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation, unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of ours of its obligations to the executive officer under his or her employment agreement.
For purposes of the employment agreements, “bonus” generally means an amount equal to the average of the bonuses awarded to the named executive officer for each of the three fiscal years prior to the date of his or her termination of employment, or such lesser number of years as may be applicable if the executive officer has not been employed for three full years on the date of termination of employment. For any partial fiscal year occurring because the executive commenced employment during that year, the executive’s “bonus” for that year shall be annualized as part of the bonus calculation.
For purposes of the employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2010 Equity Incentive Award Plan. Under the plan, a change in control is generally defined as:
•the acquisition by any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;
•during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors; or (1) a merger, consolidation, reorganization, or business combination or (2) the sale, exchange or transfer of all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:
◦which results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and
◦after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of us or our successor; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of us or our successor solely as a result of the voting power held in us prior to the consummation of the transaction.
Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information regarding the outstanding equity awards held by our named executive officers at December 31, 2019.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen J. Farr, Ph.D.	3/22/2019	30,000	130,000	52.66	3/22/2029	—	—	—	—
	3/22/2019	—	—	—	—	20,000	1,042,600	—	—
	3/15/2018	70,000	90,000	42.65	3/15/2028	—	—	—	—
	3/15/2018	—	—	—	—	15,000	781,950	—	—
	3/14/2017	34,375	51,562	10.20	3/14/2027	—	—	—	—
	3/14/2017	—	—	—	—	—	—	27,500	1,433,575
	3/14/2016	117,487	12,500	10.35	3/14/2026	—	—	—	—
	5/13/2015	93,750	—	11.04	5/13/2025	—	—	—	—
	3/17/2015	31,249	—	10.64	3/17/2025	—	—	—	—
	3/25/2014	43,749	—	24.56	3/25/2024	—	—	—	—
	3/15/2013	69,373	—	15.92	3/15/2023	—	—	—	—
	4/27/2012	87,499	—	15.04	4/27/2022	—	—	—	—
	3/01/2011	31,249	—	33.92	3/1/2021	—	—	—	—
	5/25/2010	3,125	—	32.00	5/25/2020	—	—	—	—
Michael P. Smith	3/22/2019	11,953	51,797	52.66	3/22/2029	—	—	—	—
	3/22/2019	—	—	—	—	8,125	423,556	—	—
	3/15/2018	16,406	21,094	42.65	3/15/2028	—	—	—	—
	3/15/2018	—	—	—	—	4,687	244,333	—	—
	1/16/2017(6)	53,438	36,562	10.35	1/16/2027	—	—	—	—
Bradley S. Galer, M.D.	3/22/2019	11,953	51,797	52.66	3/22/2029	—	—	—	—
	3/22/2019	—	—	—	—	8,125	423,556	—	—
	3/15/2018	16,406	21,094	42.65	3/15/2028	—	—	—	—
	3/15/2018	—	—	—	—	4,687	244,333	—	—
	3/14/2017	41,250	18,750	10.20	3/14/2027	—	—	—	—
	3/14/2017	—	—	—	—	—	—	10,000	521,300
	3/14/2016	56,250	3,750	10.35	3/14/2026	—	—	—	—
	10/05/2015	28,500	—	13.32	10/5/2025	—	—	—	—
	3/17/2015	28,125	—	10.64	3/17/2025	—	—	—	—
	6/02/2014	8,125	—	16.64	6/2/2024	—	—	—	—
	12/17/2013	53,125	—	24.16	12/17/2023	—	—	—	—
Gail M. Farfel, Ph.D.	3/22/2019	11,953	51,797	52.66	3/22/2029	—	—	—	—
	3/22/2019	—	—	—	—	8,125	423,556	—	—
	3/15/2018	17,500	22,500	42.65	3/15/2028	—	—	—	—
	3/15/2018	—	—	—	—	4,875	254,134	—	—
	3/14/2017	36,094	16,406	10.20	3/14/2027	—	—	—	—
	3/14/2017	—	—	—	—	—	—	8,750	456,138
	3/14/2016	42,188	2,812	10.35	3/14/2026	—	—	—	—
	10/05/2015	14,250	—	13.32	10/5/2025	—	—	—	—
	7/01/2015	30,289	—	13.96	7/1/2025	—	—	—	—
Ashish M. Sagrolikar	3/22/2019	11,953	51,797	52.66	3/22/2029	—	—	—	—
	3/22/2019	—	—	—	—	8,125	423,556	—	—
	7/2/2018(6)	35,417	64,583	43.70	7/2/2028	—	—	—	—
	7/2/2018(7)	—	—	—	—	11,250	586,463	—	—

(1)Vesting of each stock option and stock award is contingent upon the named executive officer’s continued service, except as may be accelerated on certain events described above under “—Employment Agreements” and under “—Potential Payments Upon Termination or Change in Control” described below.
(2)Except as described below in footnote 6, all option awards have a term of ten years from the date of grant and vest in successive equal monthly installments over a four-year period of continuous service following the grant date.
(3)Except as described below in footnote 7, the RSUs vest in a series of four successive equal annual installments on each March 15 of the first four calendar years following the calendar year in which the grant date occurs.
(4)Market value is calculated based on the closing price of our common stock of $52.13 per share on December 31, 2019 times the number of shares subject to the stock award.
(5)These PSUs granted on March 14, 2017 are subject to achievement of the performance condition described above in footnote (4) to the “Summary Compensation Table.”
(6)25% of the shares underlying the options vest on the first anniversary of the grant date and the remaining 75% vest in successive equal monthly installments over the following 36 months of continuous service.
(7)The RSUs vest over a four-year period at the rate of 25% of the stock award on each of the first four anniversaries of the grant date.
Option Exercises and Stock Vested
The following table sets forth information regarding option exercises and stock awards that vested during 2019 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen J. Farr, Ph.D.	163,763	5,700,278	5,000	259,400
Michael P. Smith	45,000	1,699,050	1,563	81,088
Bradley S. Galer, M.D.	—	—	1,563	81,088
Gail M. Farfel, Ph.D.	—	—	1,625	84,305
Ashish M. Sagrolikar	—	—	3,750	182,700
————————————
(1)The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the Nasdaq Stock Market on the exercise date.
(2)The value realized is based on the closing price of our common stock on the vesting date as reported on the Nasdaq Stock Market multiplied by the number of RSUs vested.
Potential Payments Upon Termination or Change in Control
The following table summarizes the potential payments to our named executive officers in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control (“CIC”); (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within three months prior to or 12 months following a CIC; or (4) in the event of a CIC without a termination of employment. The table assumes that the termination of employment or CIC, as applicable, occurred on December 31, 2019. The definitions of “cause”, “good reason” and “bonus” are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading “— Employment Agreements.”

Triggering Event	Lump Sum Cash Severance ($)(1)	Accelerated Options ($)(2)	Accelerated RSUs ($)(3)	Accelerated PSUs ($)(4)	Health Benefits ($)(5)	Total ($)
Stephen J. Farr, Ph.D.
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	585,000	798,859	863,377	—	26,777	2,274,013
Death/Disability	585,000	798,859	863,377	—	26,777	2,274,013
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	900,000	3,537,445	1,010,019	1,433,575	26,777	6,907,816
CIC Only (Continued Employment)	—	1,768,723	505,009	716,788	—	2,990,520
Michael P. Smith
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	412,000	81,797	312,624	—	21,748	828,169
Death/Disability	412,000	81,797	312,624	—	21,748	828,169
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	587,208	1,727,531	667,890	—	21,748	3,004,377
CIC Only (Continued Employment)	—	863,766	333,945	—	—	1,197,711
Bradley S. Galer, M.D.
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	427,500	874,500	312,624	—	36,850	1,651,474
Death/Disability	427,500	874,500	312,624	—	36,850	1,651,474
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	607,100	1,142,834	667,890	521,300	36,850	2,975,974
CIC Only (Continued Employment)	—	571,417	333,945	260,650	—	1,166,012
Gail M. Farfel, Ph.D.
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	412,000	762,617	317,680	—	26,777	1,519,074
Death/Disability	412,000	762,617	317,680	—	26,777	1,519,074
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	583,301	1,018,689	677,690	456,138	26,777	2,762,595
CIC Only (Continued Employment)	—	509,345	338,845	228,069	—	1,076,259
Ashish M. Sagrolikar
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	390,800	210,750	341,556	—	23,380	966,486
Death/Disability	390,800	210,750	341,556	—	23,380	966,486
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	545,650	544,435	1,010,019	—	23,380	2,123,484
CIC Only (Continued Employment)	—	272,218	505,009	—	—	777,227

(1)Lump sum cash severance amount represents 12 months of base salary for each named executive officer (except in the event of an involuntary termination without cause or resignation for good reason within 60 days prior to, or 12 months following a change in control, in which case each named executive officer is entitled to receive 12 months of base salary plus the average of his or her bonus awarded for fiscal 2019, 2018 and 2017 (or such lesser number of years he or she has been employed by us)). The definition of “bonus” is described above under the heading “Employment Agreements.”
(2)The value attributable to the accelerated options represents the excess of the fair market value of our common stock of $52.13 on December 31, 2019 over the exercise price of the unvested options the vesting of which accelerates in connection with the specified event. In the event of an involuntary termination without cause or resignation for good reason apart from a CIC and death/disability, shares subject to acceleration represent the vesting and exercisability of outstanding unvested option awards as to the number of option awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period. In the event of a change in control, shares subject to acceleration represent the vesting and exercisability of 50% of all outstanding unvested option awards and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to (as opposed to 60 days prior to for cash severance) or 12 months following a change in control, shares subject to acceleration represent the vesting and exercisability of 100% of all outstanding unvested option awards.
(3)Represents the aggregate value of the accelerated vesting of RSU awards, calculated by multiplying the fair market value of our common stock of $52.13 on December 31, 2019 by the number of RSUs the vesting of which accelerates in connection with the applicable triggering event. In the event of an involuntary termination without cause or resignation for good reason apart from a CIC and death/disability, shares subject to acceleration represent the vesting and exercisability of outstanding unvested RSUs as to the number of RSUs that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period. In the event of a change in control, shares subject to acceleration represent the vesting and exercisability of 50% of all outstanding unvested RSU awards and, in the event an executive officer is terminated without cause or resigns for good reason within 12 months following a change in control, shares subject to acceleration represent the vesting and exercisability of 100% of all outstanding unvested RSUs.
(4)Represents the aggregate value of the accelerated vesting of PSU awards, calculated by multiplying the fair market value of our common stock of $52.13 on December 31, 2019 by the number of PSUs the vesting of which accelerates in connection with the applicable triggering event. These PSU awards were granted in March 2017 and are not eligible for vesting on an accelerated basis pursuant to the terms of the employment agreements; provided that they will vest on an accelerated basis under the underlying PSU agreement as follows: (1) in the event of a change in control, the vesting of 50% of the executive officer’s outstanding unvested PSUs shall be automatically accelerated and (2) as a result of an involuntary termination without cause or resignation for good reason within 12 months after a change in control, the vesting of 100% of the executive officer’s outstanding unvested PSUs shall be automatically accelerated.
(5)Represents the value of the continuation of health benefits for a period of 12 months following the date of the named executive officer’s termination.
Risk Assessment of Compensation Program
In April 2020, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee, using the required calculations. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
As of December 31, 2019, our employee population consisted of 141 individuals, as compared to 68 individuals when we initially identified the median employee for purposes of the pay ratio disclosed in our 2018 proxy statement, with the same median employee also used in our 2019 proxy statement. Accordingly, we determined that we had experienced a significant change in our employee population and needed to re-identify the median employee. To identify the median employee for fiscal 2019, we looked at our employee population as of December 31, 2019 and determined each such employee’s fiscal 2019 compensation consisting of base salary and performance bonus, our consistently applied compensation measure. Additional information regarding our methodology includes the following:
•for employees who were hired in 2019, but did not work for us for the entire fiscal year, we annualized their compensation as if they had been employed by us for all of 2019;
•no cost of living adjustments were applied;
•for an employee paid in a currency other than U.S. dollars, their compensation was converted into U.S. dollars, using exchange rates as of December 31, 2019; and
•six employees working in Germany, Italy and Ireland (consisting of two employees in each country) for our newly created subsidiaries in 2019 were excluded from our employee population, as permitted under SEC rules, because they represented less than 5% of our employee population.
Once we identified the median employee, we calculated the components of the median employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
For 2019, our last completed fiscal year:
•our CEO’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $10,346,750; and
•our median employee’s annual total compensation was $337,830.
Based on this information, our 2019 CEO to median employee pay ratio was 31 to 1.

This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.
Equity Compensation Plan Information
The following table summarizes securities available under our equity compensation plans as of December 31, 2019 (in thousands, except per share data).

	(A) Number of Securities To Be Issued Upon Exercise Outstanding Options, Warrants and Rights(2)	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Right(3)	(C) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders:
2006 Equity Incentive Plan	20	$32.00	—
2010 Equity Incentive Plan	4,070	$28.34	4,908
Total Equity Incentive Plans (1)	4,090		4,908
Employee Stock Purchase Plan (1)(4)	—	—	18
Total equity compensation plans approved by security holders	4,090	—	4,926
Equity compensation plans not approved by security holders:
Employment Inducement Equity Incentive Award Plan (1)	602	$37.19	—
————————————
(1)The material features of our equity incentive plans are more fully described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020. For a summary of the material terms of our Employee Stock Purchase Plan, see Proposal 4.
(2)Includes shares subject to outstanding options and restricted stock units granted under our equity compensation plans.
(3)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock units, which have no exercise price.
(4)Represents 18,347 shares available for issuance under the Existing ESPP as of December 31, 2019, all of which were eligible to be purchased during the offering period in effect on such date. This number does not include the automatic increase in share reserve of 31,250 on January 1, 2020 pursuant to the Existing ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions and series of similar transactions, since the beginning of fiscal year 2019, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved by our audit committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.
Employment and Release Agreements
We have entered into employment agreements all of our named executive officers. For further information, see “Compensation Discussion and Analysis — Employment Agreements.”
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe all Section 16(a) reporting requirements applicable to our officers, directors and greater than 10% beneficial owners during 2019 were complied with, except as set forth herein. The Form 4s to report the annual option awards made pursuant to our director compensation policy on the date of our 2019 annual meeting of stockholders to Drs. Breitmeyer and Tannenbaum, Messrs. Bock, Garner, Mast and Wiggins were inadvertently filed late on their behalf on May 28, 2019, which reports were due on May 24, 2019. Each such Form 4 related to one transaction: an annual option award made pursuant to our director compensation policy on the date of our 2019 annual meeting of stockholders.
STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2021, including any stockholder nominations for election to the board of directors, must be received by us no later than December 18, 2020, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2021 annual meeting of stockholders, such a proposal must be received by us no earlier than January 29, 2021 and no later than February 28, 2021. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2021 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT
Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Zogenix, Inc., 5959 Horton Street, Suite 500, Emeryville, California 94608, Attention: Corporate Secretary.
OTHER MATTERS
We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,
/s/ Stephen J. Farr, Ph.D.

Stephen J. Farr, Ph.D. Chief Executive Officer and Director
Emeryville, California
April 17, 2020

APPENDIX A
ZOGENIX, INC.
EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated Effective May 29, 2020)
ARTICLE I
PURPOSE
The purposes of this Zogenix, Inc. Employee Stock Purchase Plan (the “Plan”) are to assist Eligible Employees of Zogenix, Inc., a Delaware corporation (the “Company”) and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries. This Plan constitutes an amendment and restatement of the Zogenix, Inc. 2010 Employee Stock Purchase Plan (the “Prior Plan”), which was approved by the Board on October 25, 2010 and by the Company’s stockholders on November 2, 2010. In the event that the Company’s stockholders do not approve the Plan, the Prior Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date the Plan is approved by the Board.
This Plan includes two components: the Section 423 Component and the Non-Section 423 Component (each as defined below). It is the intention of the Company to have the Section 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Section 423 Component, accordingly, shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of purchase rights under the Non-Section 423 Component, which may not qualify as an “employee stock purchase plan” under Section 423 of the Code; such purchase rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the U.S. Except as otherwise provided by the Administrator or permitted herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Article 3.
2.2“Board” shall mean the Board of Directors of the Company.
2.3“Change in Control” shall mean and include each of the following:
(a)A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) above or clause (c) below) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction. The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.4“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
2.5“Committee” shall mean the committee of the Board described in Article 3.
2.6“Company” shall mean Zogenix, Inc., a Delaware corporation.
2.7“Compensation” of an Eligible Employee shall mean the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments, or, for Participants in non-U.S. jurisdictions, equivalent amounts as determined by the Administrator. The Administrator, in its discretion, may establish a different definition of Compensation on a prospective basis, which definition must be implemented on a uniform and nondiscriminatory basis for each Offering in the Section 423 Component.
2.8“Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 3.3(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component; provided, however, that at any given time, a Subsidiary Corporation that is a Designated Subsidiary participating in the Section 423 Component will not be a Designated Subsidiary participating in the Non-Section 423 Component. The designation by the Administrator of Designated Subsidiaries and changes in such designations by the Administrator shall not require stockholder approval. Only Subsidiary Corporations may be designated as Designated Subsidiaries for purposes of the Section 423 Component, and if an entity does not so qualify, it shall automatically be deemed to be a Designated Subsidiary in the Non-Section 423 Component.
2.9“Eligible Employee” shall mean an Employee of the Company or a Designated Subsidiary who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Stock or other stock of the Company, a Parent or a Subsidiary Corporation (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and Stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering if: (a) such Employee's customary employment is for twenty hours or less per week; (b) such Employee's customary employment is for less than five months in any calendar year; (c) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (d) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); and/or (e) such Employee is a citizen or resident of a foreign jurisdiction if the grant of a right to purchase Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan or any Offering to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each

Offering to all Employees of the Designated Subsidiaries in such Offering, in accordance with Treasury Regulation Section 1.423-2(e). With respect to the Non-Section 423 Component, all of the foregoing rules shall apply in determining who is an “Eligible Employee,” except (A) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (B) to the extent the foregoing eligibility rules are not consistent with applicable local laws, the applicable local laws shall control.
2.10“Employee” shall mean an individual who renders services to a Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s attainment or termination of such status. For purposes of an individual’s participation in, or other rights under the Plan, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary (which, for purposes of the Section 423 Component, must meet the requirements of Treasury Regulation Section 1.421-7(h)(2)). For purposes of the Section 423 Component, where the period of an approved leave of absence exceeds three months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not provided either by statute or contract, the employment relationship shall be deemed to have terminated for purposes of the Plan on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
2.11“Enrollment Date” shall mean the first day of each Offering Period.
2.12“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.13“Fair Market Value” means, as of any given date, the fair market value of a share of Stock on the date determined as follows:
(a)If the Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the Nasdaq Stock Market), (ii) national market system or (iii) automated quotation system on which the Stock is listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Stock on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b) If the Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Stock on such date, the high bid and low asked prices for a share of Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)If the Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith, as of any given date, the fair market value of a share of Stock on the date determined by such methods or procedures as may be established from time to time by the Administrator.
2.14“Non-Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case pursuant to which purchase rights that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted pursuant to Offerings to Eligible Employees.
2.15“Offering” shall mean an offer under the Plan of a right to purchase Stock that may be exercised during an Offering Period. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3)
2.16“Offering Document” shall have the meaning given to such term in Section 5.1.
2.17“Offering Period” shall mean each Offering Period designated by the Administrator in the applicable Offering Document pursuant to Section 5.1.

2.18“Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.19“Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Stock pursuant to the Plan.
2.20“Plan” shall mean this amended and restated Zogenix, Inc. Employee Stock Purchase Plan, as it may be further amended from time to time, including both the Section 423 Component and the Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.21“Purchase Date” shall mean the last Trading Day of each Purchase Period.
2.22“Purchase Period” shall mean each Purchase Period designated by the Administrator in the applicable Offering Document pursuant to Section 5.1.
2.23“Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a share of Stock on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a share of Stock on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article 9; provided, further, that the Purchase Price shall not be less than the par value of a share of Stock.
2.24“Restatement Effective Date” shall have the meaning set forth in Article 11.
2.25“Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which purchase rights may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.26“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
2.27“Stock” shall mean the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 9.
2.28“Subsidiary” shall mean (a) any Subsidiary Corporation, and (b) with respect to any Offering pursuant to the Non-Section 423 Component only, Subsidiary may also include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.29“Subsidiary Corporation” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or any other entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code.
2.30“Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.
ARTICLE III
ADMINISTRATION
3.1Administrator. The Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”), which Committee shall consist solely of two or more members of the Board each of whom is a “non-employee director” within the meaning of Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Exchange Act and which Committee is otherwise constituted to comply with applicable law. The Board may abolish the Committee at any time and vest in the Board the administration of the Plan.
3.2Action by the Administrator. A majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and, subject to applicable law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
3.3Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)To determine when and how rights to purchase Stock shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, or terminate the designation of a Subsidiary, which designation may be made without the approval of the stockholders of the Company, and to determine whether such Designated Subsidiaries shall participate in the Non-Section 423 Component or the Section 423 Component.
(c)To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(d)To amend the Plan as provided in Article 10.
(e)Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Section 423 Component of the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
3.4Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE IV
SHARES SUBJECT TO THE PLAN
4.1Number of Shares. Subject to Article 9, the aggregate number of shares of Stock which may be issued pursuant to rights granted under the Plan shall be 875,000 shares. All or any portion of such maximum number of shares may be issued under the Section 423 Component. If any right granted under the Plan shall for any reason terminate without having been exercised, the Stock not purchased under such right shall again become available for the Plan.
4.2Stock Distributed. Any Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Stock, treasury stock or Stock purchased on the open market.
ARTICLE V
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
5.1Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Stock of the Company under the Plan to Eligible Employees in an Offering during one or more periods (each, an “Offering Period”) selected by the Administrator commencing on such dates (each, an “Enrollment Date”) selected by the Administrator. The terms and conditions applicable to each Offering during an Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The Administrator shall establish in each Offering Document one or more dates during an Offering Period (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Stock carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan need not be identical.
5.2Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)the length of the Offering Period, which period shall not exceed twenty-seven months;
(b)the Enrollment Date for such Offering Period;
(c)the Purchase Date(s) during such Offering Period;

(d)the maximum number of shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 shares;
(e)in connection with each Offering Period that contains more than one Purchase Date, the maximum aggregate number of shares which may be purchased by any Eligible Employee on any given Purchase Date during the Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 shares; and
(f)such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE VI
PARTICIPATION
6.1Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on the day immediately preceding a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article 6 and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
6.2Enrollment in Plan. Except as otherwise set forth in an Offering Document, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document), in such form as the Administrator provides. Except as provided in Section 6.7, each such agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. Except as provided in Section 6.7, an Eligible Employee may designate any whole percentage of Compensation which is not less than 1% and not more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 20% in the absence of any such designation) as payroll deductions. A Participant may reduce or increase the percentage of Compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, subject to the limits of this Section 6.2 at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period and/or Purchase Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two changes to his or her payroll deduction elections during each Offering Period); provided, further, that in no event may an Eligible Employee increase the percentage of Compensation designated in his or her subscription agreement more than once during an Offering Period and any such increase shall be permitted only at such times as specified by the Administrator in the applicable Offering Document. Any such change to payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). Except as otherwise set forth in an Offering Document, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period (and if contributions are permitted, the foregoing provisions shall apply to such contributions). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of shares of Stock on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article 8.
6.3Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which his or her authorization is applicable, unless sooner terminated by the Participant as provided in Article 9 or suspended by the Participant as provided in Section 6.2 or the Administrator as provided in Section 6.6. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
6.4Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each successive Purchase Period and each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article 8 or otherwise becomes ineligible to participate in the Plan.
6.5Limitation on Purchase of Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary Corporation, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary Corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

6.6Decrease or Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant which has not been applied to the purchase of shares of Stock by reason of Section 423(b)(8) of the Code, Section 6.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
6.7Foreign Employees.
(a)In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to Offerings under the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of a sub-plan, addendum or appendix to this Plan, which sub-plan, addendum or appendix may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator. Such sub-plans, addendums or appendices may take precedence over other provisions of this Plan, with the exception of Sections 4.1 and 10.1 and Article 11, but unless otherwise expressly superseded thereby, the provisions of this Plan shall govern the operation of such sub-plans, addendums or appendices; provided, however, that no action under this Section 6.7 shall be effective if it would cause the Section 423 Component to fail to continue to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of a purchase right granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of purchase rights granted under the Plan or the same Offering to Employees resident solely in the U.S. To the extent any sub-plan, addendum or appendix or other changes approved by the Administrator are inconsistent with the requirements of Section 423 of the Code or would jeopardize the tax-qualified status of the Section 423 Component, the change shall cause the Designated Subsidiaries affected thereby to be considered Designated Subsidiaries in a separate Offering under the Non-Section 423 Component instead of the Section 423 Component. To the extent any Employee of a Designated Subsidiary in the Section 423 Component is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a U.S. citizen or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) and compliance with the laws of the foreign jurisdiction would cause the Section 423 Component or any Offering to violate the requirements of Section 423 of the Code, such Employee shall be considered a Participant in a separate Offering under the Non-Section 423 Component. Unless specifically required under Article 11, the Administrator shall not be required to obtain the approval of the stockholders of the Company prior to the adoption, amendment or termination of any such sub-plan, appendix, rules or procedures.
(b)Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall ensure that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering in compliance with Section 423 of the Code.
ARTICLE VII
GRANT AND EXERCISE OF RIGHTS
7.1Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of shares of Stock specified under Section 5.2(d), subject to the limits in Section 6.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of shares of the Company’s Stock as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price. The right shall expire on the last day of the Offering Period.
7.2Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole shares of Stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering

Document, at the Purchase Price. No fractional shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of Stock upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole shares of Stock for the next following Offering Period. Shares of Stock issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
7.3Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of shares of Stock with respect to which rights are to be exercised may exceed (a) the number of shares of Stock that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Stock available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Stock available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Stock are to be exercised pursuant to this Article 7 on such Purchase Date, and shall either (a) continue all Offering Periods then in effect, or (b) terminate any or all Offering Periods then in effect pursuant to Article 10. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant which has not been applied to the purchase of shares of Stock shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
7.4Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s (or any Parent's or Subsidiary’s) federal, state, foreign or other tax withholding obligations, if any, which arise upon the exercise of the right or the disposition of the Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company (or any Parent or Subsidiary) to meet applicable withholding and/or social insurance obligations, including any withholding required to make available to the Company (or any Parent or Subsidiary) any tax deductions or benefits attributable to sale or early disposition of Stock by the Participant.
7.5Conditions to Issuance of Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Stock purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:
(a)The admission of such shares to listing on all stock exchanges, if any, on which the Stock is then listed; and
(b)The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and
(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and
(d)The payment to the Company of all amounts which it is required to withhold under federal, state, foreign or local law upon exercise of the rights, if any; and
(e)The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VIII
WITHDRAWAL; TERMINATION OF EMPLOYMENT OR ELIGIBILITY
8.1Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Administrator no later than one (1) week prior to the end of the Offering Period (or such shorter or longer period as the Administrator may provide). All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant delivers to the Company a new subscription agreement.
8.2Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

8.3Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article 8 and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.
8.4Transfer of Employment. A transfer of employment from one Designated Subsidiary to another shall not be treated as a termination of employment. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to a Designated Subsidiary participating in the Non-Section 423 Component, he or she shall immediately cease to participate in the Section 423 Component; however, any payroll deductions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for his or her participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from a Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which he or she is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
ARTICLE IX
ADJUSTMENTS UPON CHANGES IN STOCK
9.1.Changes in Capitalization. Subject to Section 9.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares of Stock (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 4.1 and the limitations established in each Offering Document pursuant to Section 5.2 on the maximum number of shares of Stock that may be purchased); (b) the class(es) and number of shares and price per share of Stock subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
9.2.Other Adjustments. Subject to Section 9.3, in the event of any transaction or event described in Section 9.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Administrator, in its sole discretion and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions:
(a)To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and
(c)To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights which may be granted in the future;

(d)To provide that Participants’ accumulated payroll deductions may be used to purchase Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) terminated; and
(e)To provide that all outstanding rights shall terminate without being exercised.
9.3.No Adjustment Under Certain Circumstances. No adjustment or action described in this Article 9 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
9.4.No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to a Participant’s right to purchase or the grant or exercise price of any such right to purchase shares of Stock.
ARTICLE X
AMENDMENT, MODIFICATION AND TERMINATION
10.1Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval by a vote of the holders of the outstanding shares of the Company’s capital stock entitled to vote shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 4.1 (other than any adjustment as provided by Article 9); (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan; (c) change the Plan in any manner that would cause the Section 423 Component of the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code; or (d) amend the Plan in any manner that would require the approval of the Company’s stockholders under applicable law or the rules of the stock exchange on which the shares of Stock are listed.
10.2Rights Previously Granted. Except as provided in Article 9 or this Article 10, no termination, amendment or modification may make any change in any right theretofore granted which adversely affects the rights of any Participant without the consent of such Participant, provided that an Offering Period may be terminated, amended or modified by the Administrator if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders.
10.3Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
ARTICLE XI
TERM OF PLAN
This amended and restated Plan shall be effective on the date it is approved by the stockholders of the Company (the “Restatement Effective Date”). The Plan shall be in effect until terminated under Article 10. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan. This amended and restated Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. If this amended and restated Plan is not approved by the Company’s stockholders, it will not become effective and the Prior Plan will continue in full force and effect in accordance with its terms.
ARTICLE XII
MISCELLANEOUS

12.1Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2Rights as a Stockholder. With respect to shares of Stock subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.
12.3Use of Funds; Interest. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose, except for funds contributed under Offerings in which the local law of a non-U.S. jurisdiction requires that contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. No interest shall accrue on the payroll deductions or lump sum contributions of a Participant under the Plan, except as may be required by local law in a non-U.S. jurisdiction. If the segregation of funds and/or payment of interest on any Participant’s account is so required, such provisions shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). With respect to any Offering under the Non-Section 423 Component, the payment of interest shall apply as determined by the Administrator (but absent any such determination, no interest shall apply).
12.4Designation of Beneficiary.
(a)A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b)Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6Equal Rights and Privileges. All Eligible Employees of the Company or any Designated Subsidiary under the Section 423 Component will have equal rights and privileges under this Plan so that the Section 423 Component of the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Participants participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component or other Eligible Employees participating in the Non-Section 423 Component.
12.7Reports. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
12.8No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or to affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9Notice of Disposition of Shares. Each Participant in the Section 423 Component shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the shares were purchased or (b) within one year after the Purchase Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of California without regard to otherwise governing principles of conflicts of law.
12.11Electronic Forms. To the extent permitted by applicable law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

ZOGENIX, INC.
EMPLOYEE STOCK PURCHASE PLAN
SUB-PLAN FOR
INTERNATIONAL PARTICIPANTS
1.APPLICATION
This Sub-Plan for International Participants in the Zogenix, Inc. Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to the rights granted to, and the shares of Stock purchased by, Eligible Employees in the countries set forth below.
The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.GLOBAL PROVISIONS
(a)Data Protection. It shall be a term and condition for participation in the Plan that a Participant explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of a Participant’s personal “Data” (as defined below) by and among, as applicable, the Company, any Parent or Subsidiary and a Participant’s employing entity (the “Employer”), if different, and their affiliates (collectively, the “Company Group”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company Group holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, employee identification number, NRIC or passport number or equivalent, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data will be transferred to such stock plan service providers, as may be prudently selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States of America or elsewhere (and, if the Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. Each Participant hereby authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Company will also make the Data available to public authorities where required under locally applicable law. A Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing the Participant’s local human resources representative. A Participant’s refusal to provide consent or withdrawal of consent may affect the Participant’s ability to participate in the Plan. This section applies to information held, used or disclosed in any medium.

If Participant resides in the UK or the European Union, the Company Group will hold, collect and otherwise process certain Data as set out in the applicable Company’s GDPR-compliant data privacy notice, which will be or has been provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.
(b)Acknowledgment of Nature of Plan and Rights. In participating in the Plan, each Participant acknowledges that:
(i)for employment and labor law purposes, the rights granted and the shares of Stock purchased under the Plan are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company, any Parent or Subsidiary or the Employer, and the award of rights is outside the scope of Participant’s service contract, if any;
(ii)for employment and labor law purposes, the rights granted and the Stock purchased under the Plan are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its Parent or any Subsidiary of the Company;
(iii)the rights and the shares of Stock purchased under the Plan are not intended to be an integral component of compensation or to replace any pension rights or compensation;

(iv)neither the rights nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any Participant any right with respect to service or continuation of current service and shall not be interpreted to form a service contract or relationship with the Company or any Subsidiary;
(v)the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;
(vi)if the underlying shares of Stock do not increase in value, the right may have no value; and
(vii)if a Participant acquires shares of Stock, the value of the shares of Stock acquired upon purchase may increase or decrease in value, even below the original price paid.

ZOGENIX, INC.
EMPLOYEE STOCK PURCHASE PLAN
SUB-PLAN FOR
INTERNATIONAL PARTICIPANTS

UNITED KINGDOM
1.APPLICATION
This section sets forth additional terms and conditions applicable to the rights granted to, and the shares of Stock purchased by, Eligible Employees who are (or are deemed to be) resident in the United Kingdom for the purpose of payment of taxes or who exercise all of their employment duties in the United Kingdom and forms an integral part of the Plan and Sub-Plan.

2.TAX CONSEQUENCES
(a)The Eligible Employee agrees to indemnify and keep indemnified the Company Group from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of a right under the Plan; (ii) the acquisition by the Eligible Employee of shares of Stock on exercise of the right; or (iii) the disposal of any shares of Stock (each, a “Tax Liability”).
(b)At the discretion of the Administrator, purchase rights granted under the Plan cannot be exercised until the Eligible Employee has entered into an election with the Company or the Employer as appropriate (in a form approved by the Employer and HMRC) (a “joint election”) under which any liability of the Company Group for Employer’s National Insurance Contributions arising in respect of the grant, exercise of or other dealing in the rights granted under the Plan, or the acquisition of shares of Stock on exercise of the right, is transferred to and met by the Eligible Employee.
(c)Without prejudice to the terms of the Plan, rights cannot be exercised until the Eligible Employee has made such arrangements as the Company Group may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the right and/or the acquisition of the shares of Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company Group may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:
(i)deduction from salary or other payments due to the Eligible Employee;
(ii)withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Stock (otherwise to be acquired by the Eligible Employee on the exercise of the right) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares of Stock, where the Company intends to sell the shares to meet the Tax Liability);
(iii)withholding the issue, allotment or transfer to the Eligible Employee of the shares of Stock otherwise to be acquired by the Eligible Employee pursuant to the right until the Eligible Employee has demonstrated to the satisfaction of the Company Group that he has given irrevocable instructions to a third party (for example, a broker) satisfactory to the Company Group to sell a sufficient number of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or
(iv)where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the right, a deduction from the payment made to him as consideration for such release or assignment.

(d)Section 2(c) of this Sub-Plan will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the right, paid to the Company Group, in cleared funds a sum equal to the Tax Liability arising on the exercise of the right.

ZOGENIX, INC. 5959 HORTON STREET, SUITE 500 EMERYVILLE, CA 94608
VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ZGNX2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees	For	Against	Abstain
1A	Louis C. Bock	☐	☐	☐

1B	Cam L. Garner	☐	☐	☐

1C	Mark Wiggins	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
		For	Against	Abstain
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐

3	Approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.	☐	☐	☐

4	To approve an amendment and restatement of the Zogenix, Inc. Employee Stock Purchase Plan.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

ZOGENIX, INC.
Annual Meeting of Stockholders
May 29, 2020 9:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Stephen J. Farr, Ph.D. and Michael P. Smith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOGENIX, INC. that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on May 29, 2020, virtually at www.virtualshareholdermeeting.com/ZGNX2020, and any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposal listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side